Exhibit 10.16

LOAN AGREEMENT

Dated as of June 28, 2011

Among

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,

Collectively, as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

-i-

ARTICLE III – CONDITIONS PRECEDENT		55
Section 3.1	Intentionally Omitted	55

ARTICLE IV – REPRESENTATIONS AND WARRANTIES		55
Section 4.1	Borrower Representations	55
4.1.1	Organization	55
4.1.2	Proceedings	56
4.1.3	No Conflicts	56
4.1.4	Litigation	56
4.1.5	Agreements	57
4.1.6	Title	57
4.1.7	Solvency	57
4.1.8	Full and Accurate Disclosure	58
4.1.9	No Plan Assets	58
4.1.10	Compliance	58
4.1.11	Financial Information	59
4.1.12	Condemnation	59
4.1.13	Federal Reserve Regulations	59
4.1.14	Utilities and Public Access	59
4.1.15	Not a Foreign Person	60
4.1.16	Separate Lots	60
4.1.17	Assessments	60
4.1.18	Enforceability	60
4.1.19	No Prior Collateral Assignment	60
4.1.20	Insurance	60
4.1.21	Use of Property	60
4.1.22	Certificate of Occupancy; Licenses	60
4.1.23	Flood Zone	61
4.1.24	Physical Condition	61
4.1.25	Boundaries	61
4.1.26	Leases	61
4.1.27	Survey	62
4.1.28	Principal Place of Business; State of Organization	62
4.1.29	Filing and Recording Taxes	62
4.1.30	Special Purpose Entity/Separateness	63
4.1.31	Management Agreement	65
4.1.32	Illegal Activity	66
4.1.33	No Change in Facts or Circumstances; Disclosure	66
4.1.34	Investment Company Act	66
4.1.35	Embargoed Person	66
4.1.36	Cash Management Account	66
4.1.37	Reciprocal Easement Agreement	67
4.1.38	Underwriting Representations	67
4.1.39	Equipment, Fixtures and Personal Property	68
Section 4.2	Survival of Representations	68

-ii-

ARTICLE V – BORROWER COVENANTS		69
Section 5.1	Affirmative Covenants	69
5.1.1	Existence; Compliance with Legal Requirements	69
5.1.2	Taxes and Other Charges	69
5.1.3	Litigation	70
5.1.4	Access to Properties	70
5.1.5	Notice of Default	70
5.1.6	Cooperate in Legal Proceedings	70
5.1.7	Perform Loan Documents	71
5.1.8	Award and Insurance Benefits	71
5.1.9	Further Assurances	71
5.1.10	Supplemental Mortgage Affidavits	71
5.1.11	Financial Reporting	72
5.1.12	Business and Operations	76
5.1.13	Title to the Properties	76
5.1.14	Costs of Enforcement	76
5.1.15	Estoppel Statement	76
5.1.16	Loan Proceeds	77
5.1.17	Intentionally Omitted	77
5.1.18	Confirmation of Representations	77
5.1.19	No Joint Assessment	77
5.1.20	Leasing Matters	77
5.1.21	Alterations	78
5.1.22	Operation of Property	80
5.1.23	Operations and Maintenance Program	80
5.1.24	Intentionally Omitted	80
5.1.25	Updated Appraisals	80
5.1.26	Principal Place of Business, State of Organization	81
5.1.27	Embargoed Person	81
5.1.28	Intentionally Deleted	81
5.1.29	Special Purpose Entity/Separateness	81
5.1.31	Environmental Insurance	82
Section 5.2	Negative Covenants	82
5.2.1	Operation of Property	82
5.2.2	Liens; Utility and Other Easements	82
5.2.3	Dissolution; Amendment of Organizational Documents	83
5.2.4	Change in Business	83
5.2.5	Debt Cancellation	84
5.2.6	Zoning	84
5.2.7	No Joint Assessment	84
5.2.8	Principal Place of Business and Organization	84
5.2.9	Intentionally Omitted	84
5.2.10	Transfers	84
5.2.11	Indebtedness. Borrower shall not incur any Indebtedness other than Permitted Debt.	89
5.2.12	REA	89
5.2.13	Intentionally Deleted	90

-iii-

5.2.14	Leasing Matters	90
5.2.15	PLL Policy	90

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		90
Section 6.1	Insurance	90
Section 6.2	Casualty	95
Section 6.3	Condemnation	95
Section 6.4	Restoration	96

ARTICLE VII – RESERVE FUNDS		101
Section 7.1	Required Repairs	101
7.1.1	Deposits	101
7.1.2	Release of Required Repair Reserve Funds	102
7.1.3	Limitations on Required Repairs	102
Section 7.2	Tax and Insurance Reserve Funds	103
7.2.1	Tax and Insurance Reserve Funds	103
7.2.2	Intentionally Omitted	104
Section 7.3	Replacements and Replacement Reserve	104
7.3.1	Replacement Reserve Fund	104
7.3.2	Disbursements from Replacement Reserve Account	104
7.3.3	Balance in the Replacement Reserve Account	106
Section 7.4	Rollover Reserve Account	106
7.4.1	Deposits to Rollover Reserve Funds	106
7.4.2	Withdrawal from Rollover Reserve Fund	106
Section 7.5	Excess Cash Flow Reserve Fund	107
7.5.1	Deposits to Excess Cash Flow Reserve Fund	107
7.5.2	Release of Excess Cash Flow Reserve Fund	108
Section 7.6	Intentionally Deleted	108
Section 7.7	Letter of Credit	108
Section 7.8	Reserve Accounts Generally	109
Section 7.9	Intentionally Omitted	110

ARTICLE VIII – DEFAULTS		111
Section 8.1	Event of Default	111
Section 8.2	Remedies	113
Section 8.3	Remedies Cumulative; Waivers	115

ARTICLE IX – SPECIAL PROVISIONS		115
Section 9.1	Securitization	115
9.1.1	Sale of Notes and Securitization	115
9.1.2	Splitting the Loan; Uncross of Properties	119
9.1.3	Loan	120
9.1.4	Securitization Costs	121
Section 9.2	Exculpation	121
Section 9.3	Matters Concerning Manager	123
Section 9.4	Servicer	123

-iv-

SCHEDULES AND EXHIBITS

Schedule 1.1(a)	–	Allocated Loan Amounts

Schedule 1.1(c)	–	Outparcels

Schedule 1.1(d)	–	Preapproved Alterations

Schedule 1.1(e)	–	Preapproved Leases

Schedule 1.1(f)	–	Tenant Option Release Parcels

Schedule 4.1.1	–	Organizational Chart of Borrower

Schedule 4.1.12	–	Condemnations

-v-

Schedule 4.1.26(a)	–	Notice of Landlord Defaults

Schedule 4.1.26(b)	–	Notice of Tenant Defaults

Schedule 4.1.26(c)	–	Prepaid Rent

Schedule 4.1.26(d)	–	Purchase Options

Schedule 4.1.26(e)	–	Tenant Termination Rights

Schedule 4.1.38	–	Transaction Property

Schedule 5.1.23	–	Individual Properties Requiring O&M Agreements

Schedule 5.1.24	–	Individual Properties Requiring Mold & Moisture Protocols

Schedule 5.2.14	–	Leases to be Terminated

Schedule 7.1.1	–	Required Repairs

Exhibit A	–	Borrower

Exhibit B	–	Form of Subordination, Non-Disturbance and Attornment Agreement

-vi-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 28, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and assigns, “Lender”) and THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO AS BORROWER, each having its principal place of business at 420 Lexington Avenue, New York, New York 10170 (collectively and/or individually as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“10K Lease” shall mean with respect to any Individual Property, any Lease or Leases pursuant to which such Tenant leases more than 10,000 square feet in the aggregate.

“15K Lease” shall mean with respect to any Individual Property, any Lease or Leases pursuant to which such Tenant leases more than 15,000 square feet in the aggregate.

“2011 Interim Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “A” by S&P and “A2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.?

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affected Properties” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, SPE Constituent Entity, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Servicer or any Replacement Agent.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income) taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Mortgages taken as a whole or the other Loan Documents, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other material obligations under the Loan Documents.

“Aggregate Square Footage” shall mean the aggregate rentable square footage of the Properties (but excluding the rentable square footage of each Release Property that shall have been released from the Lien of the related Mortgage pursuant to Section 2.6 prior to the date of determination).

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth on Schedule 1.1(a) hereof. For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Outparcels.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Applicable Similar Law” shall have the meaning set forth in Section 4.1.3 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the Closing Date or such other date with respect to a substitution in accordance with Section 2.6.6, from each Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Lender, Borrower and Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Blackstone” shall mean, collectively, Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Holdings VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Retail Principal Transaction Partners — CP L.P., Blackstone Retail Principal Transaction Partners L.P., Blackstone Retail Principal Transaction Partners II, L.P. and any parallel partnerships or alternative investment vehicles comprising the real estate investment fund commonly known as Blackstone Real Estate Partners VI.

“Big Four” shall mean any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Borrower’s knowledge”, “Borrower’s best knowledge”, “known to Borrower”, and similar phrases shall mean (and shall be limited to) the actual knowledge of Michael A. Carroll, Tiffanie Fisher and Steven Siegel as of the Closing Date after conducting such due diligence as each of them, as senior executives of experienced investors in commercial properties and/or operators of commercial properties similar to the Properties, as applicable, have reasonably deemed appropriate in connection with the acquisition and ownership of the Collateral and the borrowing of the Loan. Lender acknowledges and agrees that the foregoing individuals are identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon such individual or creating any duties running from any such individual to Borrower, Guarantor, Lender or any other party.

“BRE Retail” shall mean BRE Retail Holdings Inc., a Delaware corporation.

“BRE Retail Private Acquiror” the acquirer of 50% or more of the direct or indirect interests in, or Control of, BRE Retail pursuant to a BRE Retail Private Sale.

“BRE Retail Private Sale” shall mean a Transfer of the direct or indirect interests in BRE Retail to a Person which is not a Public Vehicle which results in Blackstone no longer owning at least 51% of the direct or indirect interests in BRE Retail.

“BRE Private Sale Replacement Guarantor” shall have the meaning set forth in Section 5.2.10(g).

“Breakage Costs” shall have the meaning set forth in Section 2.2.5(g) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any the determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2, shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of the trustee under a Securitization (or, if no Securitization has occurred, the principal place of business of Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Agent, the Lockbox Bank or the financial institution that maintains any Reserve Account.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event on which no Event of Default, Manager Bankruptcy Period or DSCR Trigger Period is continuing, provided that, notwithstanding the foregoing, in the event of a Cash Sweep Event caused by a Bankruptcy Action of Borrower, any Cash Sweep Period occurring thereafter shall continue until the Maturity Date and no subsequent Cash Sweep Cure Date shall be deemed to have occurred upon the satisfaction of the foregoing conditions or otherwise.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower; (c) a Manager Bankruptcy; or (d) a DSCR Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Casualty/Condemnation Threshold Amount” shall mean the greater of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) and five percent (5%) of the Allocated Loan Amount for the applicable Individual Property.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Certificate Administrator” shall mean any certificate administrator, trustee, paying agent or other Person responsible for administering the Securities.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching (i) a rent roll for each Individual Property and (ii) a schedule of executed future leases not identified on such rent roll for the month in which the Closing Date occurs.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Lender, Manager, and Agent.

“Closing Date Debt Yield” shall mean 12.30%.

“Closing Date Lockbox Agreement” shall mean that certain Lockbox — Deposit Account Control Agreement dated as of the Closing Date among Borrower, Lender, Manager and Lockbox Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collective Group” means, collectively, each Borrower and each SPE Constituent Entity.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof

“Consumer Price Index” shall mean the All Items Consumer Price Index for all Urban Consumers (CPI-U) for the US City Average, 1982-84=100, as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Cure Amount” shall have the meaning set forth in Section 7.9.1 hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Prepayment Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which:

(a) the numerator is the Net Operating Income for such period as set forth in the financial statements required hereunder, assuming management fees equal to two percent (2%) of Gross Income from Operations, and

(b) the denominator is the product of (i) the then outstanding principal balance of the Loan, and (2) a constant equal to the Spread plus the then-applicable Strike Price calculated for such period.

“Debt Yield” shall mean a fraction (a) the numerator of which is the Net Operating Income and (b) the denominator of which is the then outstanding principal balance of the Loan.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the first day of such Interest Period.

“Disclosure Document(s)” shall mean any disclosure documents used or provided to any prospective investors and/or Rating Agencies (whether or not such Rating Agencies have been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities) in connection with any public offering or private placement of Securities in a Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents marketing materials or information provided to prospective investors, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Securitization and designated as a “Disclosure Document” by Lender in its reasonable discretion.

“DSCR Trigger Event” shall mean that, as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.40 to 1.00 for two (2) consecutive calendar quarters.

“DSCR Trigger Event Cure” shall mean that the Debt Service Coverage Ratio, as determined as of the first day of each of two (2) consecutive calendar quarters following the occurrence of the applicable DSCR Trigger Event, based on the trailing three (3) month period immediately preceding the date of each determination, shall be greater than 1.40 to 1.00.

“DSCR Trigger Period” shall mean the period from the date of the occurrence of a DSCR Trigger Event until the date that a DSCR Trigger Event Cure occurs in respect of such DSCR Trigger Event.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), (b) Wells or GACC, provided that the rating by S&P and the other Rating Agencies for Wells’ or GACC’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below the ratings set forth in subclause (a) hereof or (c) KeyBank National Association (only as a Lockbox Bank), provided that the rating by S&P and the equivalent rating from the other Rating Agencies for KeyBank National Association’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below “BBB+”.

“Embargoed Person” shall mean any Person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date or such future date in connection with a substitution in accordance with Section 2.6.6, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(1) hereof.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to a recipient: (a) taxes that are imposed on a recipient’s overall net income (and franchise taxes imposed in lieu thereof or in addition thereto), or by the jurisdiction under the laws of which such recipient is organized or in which the principal office is located or, in the case of any Lender, in which its applicable lending office is located unless such taxes are imposed solely as a result of the recipient having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents, (b) taxes that are branch profits taxes imposed by the United States or any similar jurisdiction in which the Borrower is located, (c) in the case of a Lender, any U.S. federal withholding taxes resulting from any Legal Requirement in effect on the date Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to Lender’s (or other relevant recipient’s) failure to comply with Section 2.9(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding taxes pursuant to Section 2.9(a), and (c) any withholding taxes imposed pursuant to FATCA.

“Existing Management Agreement” shall mean that certain Property Management Agreement, dated as of the Closing Date, between Borrower and Existing Manager, pursuant to which Existing Manager is to provide management and other services with respect to the Properties.

“Existing Manager” shall mean, collectively, Centro US Management Joint Venture 2, LP, a Delaware limited partnership.

“Existing TRS Borrower” shall mean BRE Retail NP TRS LLC, a Delaware limited liability company.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread; provided, however, in no event shall LIBOR be deemed to be less than 0.75%.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other similar causes beyond Borrower’s reasonable control.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any period, all operating income of Borrower from each of the Properties during such period, determined based on GAAP principles (but without straight-lining of rents), other than (i) Net Proceeds (but Gross Income from Operations will include rental loss insurance proceeds to the extent allocable to any Individual Property during such period), (ii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date (but any such prepayment shall be included as revenue in the month for which it was paid), (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (v) any proceeds resulting from the Transfer of all or any portion of such Property, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (vii) Termination Payments, (viii) payments made to Borrower pursuant to the Interest Rate Cap Agreement, and (ix) any other extraordinary or non-recurring items.

“Guarantor” shall mean BRE Retail or, if applicable, its successors in accordance with Section 5.2.10(e) (i.e. the Transferee Replacement Guarantor), Section 5.2.10(f) (i.e. the Public Vehicle) or Section 5.2.10(g) (i.e. a BRE Retail Private Sale Replacement Guarantor), or a Guarantor Public Vehicle Successor pursuant to clause (m) of the definition of Permitted Transfer.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed, provided that “Indebtedness” described in this clause (g) shall not include any Permitted Encumbrances.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender and any designee of Lender, (b) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in such Securitization, (d) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in such Securitization, (e) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) any Person who is or will have been involved in the servicing of the Loan, (h) any Person in whose name the Liens created by the Mortgages are or will be recorded, (i) any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (j) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (k) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (1) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(c) hereof

“Independent Director” or “Independent Manager” or “Independent Trustee” means a natural person who has prior experience as an independent director, independent manager, independent trustee or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally-recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent

Director or Independent Manager or Independent Trustee, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager or Independent Trustee, as applicable, be, any of the following:

(a) a member, partner, equityholder, beneficial owner, manager, director, trustee, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager or Independent Trustee of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (A) such Independent Director or Independent Manager or Independent Trustee is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business) and (B) the fees that such Independent Director or Independent Manager or Independent Trustee earns from serving as an Independent Director or Independent Manager or Independent Trustee of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager or Independent Trustee for that calendar year;

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers or independent trustees and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any Person referenced in the foregoing clause (a) that is a natural person; or

(d) a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

The same natural person may not serve as an Independent Director or Independent Manager or Independent Trustee of any Borrower (or any SPE Constituent Entity).

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income), (c) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other obligations under the Loan Documents.

“Individual Property” shall mean each parcel of land, the Improvements thereon and all personal property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each such Mortgage and referred to therein as the “Property”.

“Initial Maturity Date” shall mean the Payment Date occurring in July, 2013.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Interest Period” shall mean, with respect to the Note, (a) the period commencing on the Closing Date and ending on (and including) June 30, 2011 and (b) thereafter, the period commencing on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 and/or Section 2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Land” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Documents” shall mean any agreement among Lender and/or any participant or any fractional owner of a beneficial interest in the Loan relating to the administration of the Loan or the Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.1.1(c) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than the LIBOR Floor.

“LIBOR Floor” shall mean 0.75%.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related

Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Guaranty, the Assignment of Leases, the O&M Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Cash Management Agreement, the Contribution Agreement, the Assignment of Interest Rate Cap Agreement, the Interest Rate Cap Agreement, and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean Borrower and Guarantor.

“Loan Split Documents” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Loan Splitting” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean the Closing Date Lockbox Agreement or any Replacement Lockbox Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean KeyBank National Association or any Replacement Lockbox Bank.

“Major Lease” shall mean, with respect to any Individual Property, any (a) Lease (i) covering more than fifty thousand (50,000) square feet at such Individual Property or (ii) entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases more than fifty thousand (50,000) square feet in the aggregate at the applicable Individual Property or (b) Lease under which the Tenant is an Affiliate of Borrower or Guarantor. Notwithstanding the foregoing, no Permitted Parcel Ground Lease shall constitute a Major Lease.

“Management Agreement” shall mean the Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager Bankruptcy” shall mean any Bankruptcy Action with respect to Manager.

“Manager Bankruptcy Period” shall mean the period from the date of the occurrence of a Manager Bankruptcy until the date that a Qualified Manager, other than the Manager or any Affiliate thereof which is the subject of the Manager Bankruptcy, is managing the Properties pursuant to a Replacement Management Agreement.

“Material Action” shall have the meaning set forth in paragraph (xii) of the definition of “Special Purpose Entity” below.

“Material Lease” shall mean, with respect to any Individual Property, any Lease or Leases (i) with a Tenant that is a nationally or regionally recognized retail chain (as reasonably determined by Lender) or (ii) pursuant to which such Tenant leases more than five thousand (5,000) square feet in the aggregate at such Individual Property.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Moisture and Mold Mitigation Protocol” shall mean an operations and maintenance plan, that is reasonably satisfactory to Lender, for the prevention and remediation of any mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise) on or at each of the Properties and that pose a threat to human health or the environment or that adversely affect any of the Properties. Any such Moisture and Mold Mitigation Protocol shall include provision for annual site assessments by an engineering firm licensed to conduct such testing, and the preparation by such engineering firm of a report on the results of such testing and any recommendations for removal or other remediation with respect to any such mold, mycotoxins, microbial matter and airborne pathogens.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first-priority Mortgage/Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date or such other date with respect to a substitution in accordance with Section 2.6.6, executed and delivered by Borrower to Lender as security for the Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the Properties for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Net Worth” shall mean net worth as calculated in accordance with generally accepted accounting principles (or other principles reasonably acceptable to Lender).

“New Note” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New Note Amount” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New TRS Borrower” shall have the meaning set forth in Section 10.29 hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 5.1.20 hereof.

“Non-Excluded Taxes” shall mean (a) Section 2.9 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Guarantor Restricted Party” shall mean any Restricted Party excluding Guarantor.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.9(e)(i) hereof

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Eighty Million and No/100 Dollars ($80,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement dated as of the Closing Date between Lender and each applicable Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member of Borrower, as applicable.

“Operating Expenses” shall mean, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower during such period, determined based on GAAP principles; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) deposits into reserve accounts required to be maintained pursuant to the Loan Documents, (iv) income taxes or other taxes in the nature of income taxes, (v) Capital Expenditures, or (vi) equity distributions.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall have the meaning as respectively set forth in the Mortgages.

“Other Obligor” and “Other Obligors” shall have the meaning set forth in Section 10.26.

“Other Taxes” shall have the meaning set forth in Section 2.9(b) hereof.

“Outparcel” shall mean each parcel of Land described or depicted on Schedule 1.1(c) hereto.

“Payment Date” shall mean, with respect to the Note, the first (1st) day of every month during the term of the Loan, until and including the Maturity Date. The parties hereto acknowledge that the first Payment Date shall be August 1, 2011.

“Permitted Assumption” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents and (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on any one or more Individual Properties (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables (i) do not exceed at any one time in the aggregate three percent (3%) of the sum of the original Allocated Loan Amounts of the Individual Properties, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold, forfeited, or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount. For the avoidance of doubt, “trade payables” shall not include any amounts incurred with respect to Taxes or Leasing Costs.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or contested in accordance with the terms hereof, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Individual Property, (iii) the fair market value of such Individual Property, or (iv) the use or operation of such Individual Property, (1) rights of Tenants, as Tenants only, along with such rights of first refusal, rights of first offer and tenant options which are granted to tenants under Major Leases which are approved by Lender in accordance with Section 5.1.20 hereof and (g) any easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property as a result of any Outparcel or Tenant Option Release Parcel in accordance with Section 2.6.2.

“Permitted Equipment Transfer” shall mean the Transfer by Borrower of Equipment, Fixtures and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the applicable Individual Property, provided that such Transfer will not (i) materially adversely affect the value of such Individual Property, (ii) impair the utility of such Individual Property or (iii) result in a reduction or abatement of, or right of offset against, the Rents under any Lease in respect of such Individual Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any Certificate Administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Federal National Mortgage Association (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iii) unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof with maturities of not more than 365 days from the date of acquisition and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of the securities issued by such corporation and held in the accounts established hereunder to exceed ten percent (10%) of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such account; provided, further, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) of any corporation or other entity organized under the laws of the United States of America or any state thereof payable on demand or on a specified date maturing not more than one year after the date of acquisition thereof) and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) for money market funds; and

(viii) any other demand, money market or time deposit, security, obligation or investment which has been approved as a Permitted Investment in writing by (A) Lender and (B) as to which Borrower has obtained a Rating Agency Confirmation;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment, or (C) such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Permitted Parcel Ground Lease” shall mean any Lease entered into after the Closing Date that constitutes a “triple net” ground lease pursuant to which premises located wholly within an Outparcel or Tenant Option Release Parcel are demised to a Person that is not an Affiliate of Borrower and which does not obligate Borrower as ground lessor to pay the costs of, or reimburse the applicable ground lessee for the costs of, any tenant improvements, or perform any Alterations, the aggregate cost of which exceeds the Threshold Amount.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, provided if such decedent Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the decedent, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, provided if such incapacitated Person Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the incapacitated Person prior to such incapacity, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2(b), Section 5.2.10(d), Section 5.2.10(e), Section 5.2.10(f), or Section 5.2.10(g), (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances, (h) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release or substitution in accordance with Section 2.6, (i) a transfer of an Individual Property to Existing TRS Borrower or a New TRS Borrower in accordance with Section 10.29, (j) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by the holder of any loan created pursuant to

Section 9.1, (k) Transfers of direct or indirect ownership interests in BRE Retail to a person that is not a Public Vehicle so long as Blackstone owns at least 51% of the direct or indirect interest in BRE Retail, (1) Transfers of direct or indirect ownership interests in Guarantor to a Public Vehicle, and (m) Transfers through which Guarantor becomes, or is merged or consolidated with, a Public Vehicle (“Guarantor Public Vehicle Successor”).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the applicable granting clause of the related Mortgage with respect to each Individual Property.

“PLL Policy” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Preapproved Alterations” shall mean the Alterations more particularly described on Schedule 1.1(d) hereto.

“Preapproved Leases” shall mean the Leases more particularly described on Schedule 1.1.(e) hereto.

“Prepayment Premium” shall mean the outstanding principal amount of the Loan being prepaid multiplied by: (i) five percent (5.00%) if such prepayment occurs on or prior to the Payment Date occurring in July, 2012; (ii) two percent (2.00%) if such prepayment occurs after the Payment Date occurring in July, 2012, and on or prior to the Payment Date occurring in October, 2012; (iii) one and one-half of one percent (1.50%) if such prepayment occurs after the Payment Date occurring in October, 2012, and on or prior to the Payment Date occurring in January, 2013, (iv) one percent (1.00%) if such prepayment occurs after the Payment Date occurring in January, 2013 and prior to the Payment Date occurring in April, 2013, and (v) one-half of one percent (0.50%) if such prepayment occurs after the Payment Date occurring in April, 2013, and on or prior to the Payment Date occurring in July, 2013. No Prepayment Premium shall be payable with respect to any prepayment occurring after the Payment Date occurring in July, 2013.

“Prepayment Threshold” shall mean $16,000,000.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, SPE Constituent Entity, Guarantor and/or Manager.

“Public Vehicle” shall mean a Person whose securities are listed and traded on a national or international securities exchange or quoted on a nationally or internationally recognized automated quotation system and shall include a wholly owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Public Vehicle Debt Yield” shall mean as of the date of determination (and giving effect to the related Transfer), (x) the consolidated net operating income (before capital expenditures) of the Public Vehicle for the trailing twelve month period prior to such date of determination divided by (y) the aggregate outstanding debt of the Public Vehicle less all cash, cash equivalents and marketable securities.

“Public Vehicle Non-Guarantor Restricted Party Transfer” shall have the meaning set forth in Section 5.2.10(1) hereof.

“Purchaser” shall have the meaning set forth in Section 4.1.3 hereof

“Qualified Manager” shall mean (a) Existing Manager, (b) any Person that is under common Control with Existing Manager or Guarantor and/or (c) is a reputable Person that (i) has at least five (5) years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Properties, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least twenty-five (25) properties similar in size, scope, class, use and value as the Properties which comprise in the aggregate (A) at least five million (5,000,000) leasable square feet of retail shopping centers if such Qualified Manager will be managing more than 10 of the Properties and (B) at least two million five hundred thousand (2,500,000) leasable square feet of retail shopping centers if such Qualified Manager will be managing ten (10) or fewer of the Properties, and (iii) is not the subject of a Bankruptcy Action, provided, that, if required by Lender following a Securitization, Borrower shall have obtained (i) in the case of the foregoing subclause (c), a Rating Agency Confirmation in respect of the management of the Properties by such Person (and in which event Lender shall be deemed to have consented to such management organization) and (ii) in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, KBRA, and Realpoint or any other nationally recognized statistical rating organization that has been approved by Lender, or that has been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such

Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REA” or “Reciprocal Easement Agreement” shall mean any reciprocal easement agreement or similar agreement affecting any Individual Property or portion thereof.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“Related Party” or “Related Parties” shall have the meaning set forth in Section 4.1.30(e)(i) hereof.

“Release Amount” shall mean, for an Individual Property, the lesser of:

(a) the Debt; or

(b) an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule 1.1(a) (less any application of Release Amounts paid by Borrower to Lender in connection with releases of Release Properties pursuant to Sections 2.4.2 and 2.6.1 which occurred prior to the release of the Individual Property for which the Release Amount is being calculated) multiplied by one hundred ten percent (110%).

“Release Property” shall have the meaning set forth in Section 2.6.1 hereof

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note or a portion thereof

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of

Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance.

“Replacement Agent” shall mean any successor to Servicer that is an Eligible Institution and either (a) assumes the obligations of the Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender, Manager, and a Replacement Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c) or if such interest rate protection agreement is delivered in connection with an extension of the Maturity Date pursuant to Section 2.8 shall meet the requirements set forth in Section 2.8(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the applicable Rating Agencies with respect thereto.

“Replacement Lockbox Bank” shall mean any successor to KeyBank National Association that is an Eligible Institution which maintains and holds the Lockbox Account and either (a) assumes the obligations of the Lockbox Bank being replaced under the then-existing Lockbox Agreement or (b) executes and delivers a Replacement Lockbox Agreement, in each case, acting in such Person’s capacity as Lockbox Bank under the Replacement Cash Management Agreement.

“Replacement Lockbox Agreement” shall mean any lockbox agreement entered into by and among Borrower, Manager, Lender and a Replacement Lockbox Bank, provided that such lockbox agreement is in form and substance substantially similar to the Closing Date Lockbox Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, after a Securitization, may require that Borrower obtain a Rating Agency Confirmation in respect of such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied by Twenty Cents ($0.20).

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Representative Borrower” shall have the meaning set forth in Section 10.6(b) hereof.

“Repurchase” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Required Repair Deadline” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Reserve Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Reserve Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Required Repair Reserve Account, the Rollover Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Reserve Account, the Rollover Reserve Funds, the Excess Cash Flow Reserve Funds and any funds deposited into any other Reserve Account.

“Reserve Threshold” shall mean Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

“Reserved Other Charges” shall mean all Other Charges which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, each SPE Constituent Entity, Guarantor and any Affiliated Manager and (b) any subsidiary of Guarantor which is a direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Borrower, any SPE Constituent Entity, any or any Affiliated Manager.

“Restricted Pledge Party” shall mean any Restricted Party.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied by Forty-Nine Cents ($0.49).

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Section 2.9 Certificate” shall have meaning set forth in Section 2.9(e)(i)(C) hereof.

“Section 2.9 Taxes” shall have the meaning set forth in Section 2.9(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.1.1(1) hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization Vehicle” shall mean the issuer of Certificates in a Securitization.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SPA” shall mean that certain Stock Purchase Agreement dated as of February 28, 2011, by and among the Companies identified on Exhibit A thereto, the Sellers identified on Exhibit B thereto, CPT Manager Limited, in its capacity as the responsible entity of Centro Property Trust, Centro Properties Limited, Centro MCS Manager Limited, in its capacity as the responsible entity of Centro Retail Trust, Centro Retail Limited and Guarantor.

“SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company.

“Special Purpose Entity” shall mean a corporation, limited partnership, limited liability company or statutory trust that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties or its Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that owns any one or more Individual Properties or as member of the limited liability company that owns any one or more Individual Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to (A) the acquisition, development, ownership, management, leasing or operation of any one or more Individual Properties or (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable;

(iii) shall not own any real property other than, in the case of Borrower, any one or more Individual Properties;

(iv) does not have and shall not have any assets other than (A) in the case of Borrower, any one or more Individual Properties and personal property necessary or incidental to its ownership and operation of such Individual Property or Individual Properties or (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that owns any one or more Individual Properties and personal property necessary or incidental to its ownership of such interests;

(v) shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, trust agreement, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition or matters as to which such formation document requires prior written consent of Lender, in each case without the prior written consent of Lender;

(vii) if such entity is a limited partnership, shall be a Delaware entity and has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one-tenth of one percent (0.1%);

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is an SPE Constituent Entity, with respect to Borrower, unless two (2) Independent Directors shall have consented in writing to such action;

(ix) if such entity is a statutory trust, has and shall have at least two (2) Independent Trustees and shall not cause or permit the board of trustees to take any Material Action with respect to Borrower unless two (2) Independent Trustees shall have consented in writing to such action.

(x) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall be a Delaware entity and has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation or a single-member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-tenth-of-one percent (0.1%) of the equity of the limited liability company;

(xi) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(xii) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, (c) a statutory trust, a trust agreement, or (d) a corporation, has a certificate or articles of incorporation or bylaws that, in each case, provide that such entity shall not) (I) dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of Lender; or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing (actions described in clauses (A) through (D), collectively, the “Material Actions”);

(xiii) shall at all times remain solvent and shall pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

(xiv) shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xv) shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xvi) shall maintain its own records, books, resolutions and agreements;

(xvii) shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person other than as provided in the Loan Agreement and Cash Management Agreement with respect to each other Borrower;

(xviii) shall hold its assets in its own name;

(xix) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(xx) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower;

(xxi) shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxii) shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(xxiii) in the case of Borrower, or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, and (C) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law;

(xxiv) in the case of Borrower, or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement with respect to each other Borrower or as otherwise imposed by law;

(xxv) shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xxvi) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) except as contemplated herein with respect to each other Borrower, shall not pledge its assets to secure the obligations of any other Person;

(xxix) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s-length transaction with an unrelated third party and (B) with respect to co-Borrowers in connection with this Agreement;

(xxxiv) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to each other Borrower and with respect to the Guaranty and certain guarantees with respect to the landlord’s obligations for tenant improvements under Leases in the ordinary course of business (the “TI Guarantees”; provided, however, that the obligations of the guarantors under the TI Guaranties, if any, are limited to less than $25,000,000 and the TI Guaranties arise only upon the occurrence of specific, contingent events and are limited in scope;

(xxxvii) shall not form, acquire or hold any subsidiary, except that an SPE Constituent Entity may acquire and hold its interest in Borrower and Borrower may form a New TRS Borrower in accordance with Section 10.29;

(xxxviii) shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix) shall maintain its bank accounts separate from those of any other Person and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager or Guarantor), except as otherwise contemplated by the Loan Documents with respect to each Borrower;

(xl) is, and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(xli) has no material contingent or actual obligations, other than, in the case of Borrower, material contingent or actual obligations related to the Individual Property or Individual Properties owned by it; and

(xlii) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“Split Loan” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Splitting Documentation” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Spread” shall mean two and a half percent (2.5%).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean five percent (5.0%).

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State in which such Individual Property is located and satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy relating to such Individual Property or any part thereof, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Bill” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Tenant Option Release Parcel” shall mean each parcel of Land described or depicted on Schedule 1.1(f).

“Termination Payment” shall have the meaning set forth in Section 7.4.1 hereof.

“Threshold Amount” shall mean One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00).

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“Transaction Property” shall have the meaning set forth in Section 4.1.38(f) hereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Transferee Replacement Guarantor” shall have the meaning set forth in Section 5.2.10(e)(xi) hereof.

“Transferee’s SPE Constituent Entity” shall mean, in respect of any Transferee, the Special Purpose Entity that is the general partner of such Transferee, if such Transferee is a limited partnership, or managing member of such Transferee, if such Transferee is a multi-member limited liability company.

“Transferee’s Sponsors” shall mean, in respect of any Transferee, collectively, (A) such Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which, directly or indirectly, shall own a fifty-one percent (51%) or greater economic and voting interest in such Transferee.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.C.C.” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the Closing.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. The principal amount of the Loan shall be advanced to Borrower in one advance on the Closing Date. Any amount borrowed and repaid hereunder in respect of the Loan may not be. reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) make distributions to the direct and indirect owners of Borrower to ultimately pay transaction costs relating to the acquisition under the SPA and/or repay and discharge certain debt and discharge existing loans relating to the entities and assets acquired under the SPA, (b) repay and discharge any existing loans relating to the Properties, (c) pay all past-due basic carrying costs, if any, with respect to the Properties, (d) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (e) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (1) fund any working capital requirements of the Properties and (g) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on the Loan outstanding from time to time shall accrue at the Floating Interest Rate from (and including) the Closing Date until (and including) the Maturity Date, Borrower shall pay to Lender on each Payment Date the interest accrued on the outstanding principal balance of the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgages. This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.5, the Note shall bear interest at the Floating Interest Rate. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including July 1, 2011 shall be seventy-five hundredths of one percent (0.75%).

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan.

(c) If, pursuant to the terms of Section 2.2.5(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Prime Rate Loan shall be converted to a Floating Interest Rate Loan from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Prime Rate Loan.

(d) Intentionally Omitted.

(e) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter subject any recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Section 2.9 Taxes and Excluded Taxes);

(iii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iv) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.5(f), Lender shall provide Borrower with not less than sixty (60) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.5(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(h) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.5 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim for compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for the calculation of the additional amounts owed to Lender under this Section 2.2.5, which statement shall be conclusive and binding on all parties absent manifest error, or (ii) any earlier date provided Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

2.2.6 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be directly deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Rating Agency, Borrower shall (i) replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than the period of time provided for in such Interest Rate Cap Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days) or (ii) if provided in such Interest Rate Cap Agreement, in the case of such downgrade, withdrawal or qualification of the Rating of such Acceptable Counterparty, cause the Acceptable Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are acceptable to the Rating Agencies.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within 15 Business Days following the Closing or the first day of any applicable Extension Option, as applicable (i) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (ii) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify Acceptable Counterparty of such release.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Interest Period and (b) on August 1, 2011, and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include June 30, 2011. Thereafter during the term of the Loan, each Interest Period shall commence on the first (1st) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the last day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Payment Date to a different calendar day and/or the Interest Period to different starting and ending calendar days and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such changes; provided, however, that if Lender shall have elected to change the Payment Date as aforesaid, Lender shall also be required to adjust the Interest Period such that the Payment Date is the day following the last day of the Interest Period.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) On any Business Day through the Maturity Date, Borrower may, at its option, prepay the Debt in full or in part without payment of any penalty or premium; provided, that, (i) no Event of Default exists; (ii) Borrower gives Lender not less than ten (10) Business Days prior written revocable notice (a “Prepayment Notice”) of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment; (iii) no such prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s reasonable costs and expenses (including reasonable attorney’s fees and disbursements) actually incurred by Lender in connection with such prepayment; and (C) if such prepayment is made after the occurrence of aggregate prepayments (whether voluntary pursuant to this Section 2.4.1(b) or in connection with releases of Individual Properties but excluding any mandatory prepayments pursuant to Section 2.4.2) in excess of the Prepayment Threshold, the Prepayment Premium then due and payable. Notwithstanding anything to the contrary contained in this Section 2.4.1, Borrower may rescind a Prepayment Notice upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice; provided Borrower shall be responsible for the reasonable costs and expenses actually incurred by Lender in connection with the rescission of such Prepayment Notice, including any applicable Breakage Costs and reasonable attorney’s fees.

2.4.2 Mandatory Prepayments. (a) Each Net Proceeds Prepayment shall be applied up to the Release Amount for the affected Individual Property in any order or priority as Lender may determine in its sole discretion. No Prepayment Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Allocated Loan Amount for the Individual Property with respect to which such Net Proceeds were paid shall be reduced in an amount equal to such prepayment. Borrower shall be entitled to a release of an Individual Property if its Allocated Loan Amount is reduced to zero, provided that Borrower satisfies the requirements of Section 2.6.1(a)(iii) and (v) hereof.

(b) As provided in Section 6.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(e) shall be in the amount of the Release Amount in respect of the applicable Individual Property. No Prepayment Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

2.4.3 Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) Borrower shall pay, in addition to the other Debt, an amount equal to the Prepayment Premium, if any Prepayment Premium is then required, which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Properties. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.

2.6.1 Release of Individual Property. (a) At any time, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of such Release Property, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Release Property is released from the Lien of the Mortgage thereon;

(ii) Borrower shall have paid to Lender the applicable Release Amount together with any Prepayment Premium then required;

(iii) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(iv) After giving effect to such release, as of the date of such release, the Debt Yield (excluding such Release Property then being released) shall not be less than the Closing Date Debt Yield; provided, however, that in order to satisfy the Debt Yield requirement set forth in this clause (iv) Borrower may make a pro rata prepayment of a portion of the Loan in accordance with Section 2.4.1 hereof. For the purpose of calculating the Debt Yield for this Section 2.6.1 only, Borrower may elect to deliver a Letter of Credit to Lender as additional collateral for the Loan to be counted against the outstanding principal balance of the Loan on a dollar for dollar basis in the calculation of the Debt Yield;

(v) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any release effectuated pursuant to this Section 2.6.1, and Borrower shall have paid all third-party fees, costs and expenses incurred in connection with any such release, including but not limited to, the current fee being assessed by such Servicer to effect such release and any other charges incurred in connection with the release of any Liens; and

(vi) Borrower shall have delivered to Lender evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that Borrower shall not be required to deliver a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion.

(b) Simultaneously with any release of a Release Property in accordance with this Section 2.6.1, any Borrower which, as a result of such release no longer owns any Individual Properties, shall be released from its obligations under the Loan and the Loan Documents other than with respect to any provision of this Agreement and the other Loan Documents which expressly survives the termination of this Agreement and the satisfaction and discharge of the Debt and then only insofar as such liabilities and obligations arise from or relate to such Borrower and/or such Release Property owned by such Borrower.

(c) Notwithstanding the foregoing provisions of this Section 2.6.1, if the Loan is included in a REMIC Trust, as a condition to such release, Borrower shall have established to Lender’s reasonable satisfaction that the loan-to-value ratio of the Loan (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust (which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method satisfactory to Lender) does not exceed 125% immediately after the release of the Release Property, no such release will be permitted unless the Borrower pays down the principal balance of the Loan by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Individual Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio as so determined by Lender after the release is not greater than the loan-to-value ratio of the all of the Properties immediately prior to the release, unless the Lender receives an opinion of counsel that, if (B) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

(d) In connection with any release or cancellation under this Section 2.6, in the event that such release would result in the release of all Individual Properties held by an individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC 3 Financing Statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

2.6.2 Releases of Outparcels and Tenant Option Release Parcels. Lender agrees that, upon the request of Borrower, Borrower may obtain the release of individual Outparcels and Tenant Option Release Parcels (from time to time) and the release of Borrower’s obligations under the Loan Documents with respect to each such Outparcel and Tenant Option Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive) without any requirements to pay any portion of any Allocated Loan Amount, Release Amount, prepayment fee, Prepayment Premium or otherwise upon the satisfaction of each of the following conditions:

(a) Borrower shall deliver notice to Lender of the proposed release of such Outparcel or Tenant Option Release Parcel, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Outparcel or Tenant Option Release Parcel is released from the Lien of the Mortgage thereon;

(b) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Outparcel or Tenant Option Release Parcel for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Individual Property is located.

(c) Reserved;

(d) Prior to the transfer and release of the Outparcel or Tenant Option Release Parcel in question, each applicable municipal authority exercising jurisdiction over such Outparcel or Tenant Option Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Outparcel or Tenant Option Release Parcel from the remainder of the affected Individual Property, and a separate tax identification number shall have been issued for the Outparcel or Tenant Option Release Parcel in question (with the result that, upon the transfer and release of the Outparcel or Tenant Option Release Parcel in question, no part of the remaining affected Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Outparcel or Tenant Option Release Parcel);

(e) All Legal Requirements applicable to the Outparcel or Tenant Option Release Parcel in question necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, (2) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(f) As a result of the lot split, the remaining Individual Property (after the release of the Outparcel or Tenant Option Release Parcel in question from such Individual Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any Leases and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Outparcel or Tenant Option Release Parcel is located;

(g) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Outparcel or Tenant Option Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Outparcel or Tenant Option Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(h) Reserved;

(i) Intentionally deleted;

(j) Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsection (a) - (i) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Outparcel or Tenant Option Release Parcel and (ii) that the release of the applicable Outparcel or Tenant Option Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the applicable Outparcel or Tenant Option Release Parcel;

(k) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions;

(l) If reasonably required by Lender, Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy (to the extent available in the applicable state) solely with respect to the Individual Property being affected by the release of the Outparcel or Tenant Option Release Parcel that (i) extends the date of the Title Insurance Policy to the effective date of the release (without any requirement to extend the date of any tie-in endorsement or other endorsement relating to other Properties), (ii) insures the priority of the Mortgage is not affected, and (iii) insures the rights and benefits of any new or amended material reciprocal easement agreement affecting the Individual Property;

(m) Lender shall have received payment of all Lender’s reasonable out-of-pocket costs and expenses, reasonable counsel fees and disbursements incurred in connection with the release of the Outparcel or Tenant Option Release Parcel from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. In addition, Borrower shall have paid all third-party fees, costs and expenses incurred in connection with the release of the applicable Outparcel or Tenant Option Release Parcel, including but not limited to, the current fee being assessed by such Servicer to effect such release; and

(n) Notwithstanding the foregoing provisions of this Section 2.6.2, if the Loan is included in a REMIC Trust, as a condition to any such release of an Outparcel or Tenant Option Release Parcel, Borrower shall have established to Lender’s reasonable satisfaction that the loan-to-value ratio of the Loan (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust, which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method satisfactory to Lender) does not exceed 125% immediately after the release of the Outparcel or Tenant Option Release Parcel, no such release will be permitted unless the Borrower pays down the principal balance of the Loan by an amount not less than the greater of (A) the Release Amount, if any, or (B) the least of one of the following amounts: (i) if the Outparcel or Tenant Option Release Parcel is sold, the net proceeds of an arm’s-length sale of the Outparcel or Tenant Option Release Parcel to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio as so determined by Lender after the release is not greater than the loan-to-value ratio of all of the Properties immediately prior to the release, unless the Lender receives an opinion of counsel that, if (B) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

2.6.3 Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements) of Borrower, release the Lien of the Mortgage on each Individual Property, in each case not theretofore released.

2.6.4 Release of Reserve Funds. In connection with a release of a Release Property pursuant to this Section 2.6, Lender will return to Borrower a portion of the Reserve Funds (or permit Borrower to deposit replacement Letters of Credit in lieu of any Letters of Credit delivered to Lender in lieu of such Reserve Funds in accordance with Section 7.7) equal to the amount, as determined by Lender in its reasonable discretion, that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts or the amount of such Letters of Credit with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Lender determines in its reasonable discretion is necessary to satisfy the obligations for which such Reserve Accounts were established or Letters of Credit were deposited. Following the release of a Release Property in accordance with Section 2.6.1, Lender shall adjust the amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

2.6.5 Assignments of Mortgages. Upon the request of Borrower in connection with the release of any Release Property pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage with respect to such Release Property without representation or warranty and without recourse in lieu of the release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) Borrower shall establish and, during the term of the Loan, maintain one or more segregated Eligible Accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall initially consist of an account entitled “BRE Retail Owner 1 LLC FBO Wells Fargo Bank, National Association, together with its successors and assigns — Lockbox Account”; provided, however, that such Lockbox Account shall have subaccounts thereof which include the name of each applicable Individual Property. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account. All costs and expenses of establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement shall remain in effect and the Lockbox Account shall remain in existence until the Loan has been repaid in full.

(b) Borrower shall, or shall cause Manager to, as promptly as possible following the Closing Date but in no event later than fifteen (15) days thereafter, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents (including, without limitation, all Termination Payments) into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (other than the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement) throughout the term of the Loan.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in such order and priority as Lender shall determine in its sole discretion.

(e) Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statement, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) Borrower shall establish and, during the term of the Loan, maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “BRE Retail NP Owner 1 LLC as Borrower fbo Wells Fargo Bank, National Association, as Lender together with its successors and assigns pursuant to Loan Agreement dated as of June 28, 2011 — Cash Management Account”. Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Lender’s request therefor. Borrower will not in any way alter or modify the Cash Management Account without the prior written consent of Lender, and Borrower will notify Lender of the account number of the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Document, in such order and priority as Lender shall determine, in its sole discretion.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Borrower hereby agrees to cooperate with Lender in connection with any amendment to the Cash Management Agreement that Lender deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan

Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s costs and expenses incurred in connection with same); and

(c) With respect to any Interest Rate Protection Agreement with a term shorter than the Extended Maturity Date (after giving effect to such extension), Borrower shall obtain and deliver to Lender on the first day of each Extension Option, one or more Replacement Interest Rate Protection Agreement, which shall be an Interest Rate Cap Agreement from an Acceptable Counterparty in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Cap Agreement shall have a LIBOR strike price equal to the Strike Price and be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised.

Section 2.9 Withholding Taxes.

(a) Any and all payments by any Loan Party in respect of this Agreement or any other Loan Document to which any Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.9 Taxes”), unless required by law. If any Loan Party shall be required under any applicable Legal Requirement to deduct or withhold any Section 2.9 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender or Agent, (i) any Loan Party shall make all such deductions and withholdings in respect of Section 2.9 Taxes, (ii) any Loan Party shall pay the full amount deducted or withheld in respect of Section 2.9 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Legal Requirement, and (iii) the sum payable by any Loan Party shall be increased as may be necessary so that after any Loan Party have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.9) Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b) In addition, Borrower hereby agrees to timely pay any present or future stamp, recording, documentary, excise, intangible, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, other than Excluded Taxes (collectively, “Other Taxes”) to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(c) Each Loan Party hereby agrees to indemnify Lender or Agent (and their direct and indirect beneficial owners) for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes paid or payable by Lender, as the case may be, in connection with this Agreement or any other Loan Document and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. The indemnity by any Loan Party provided for in this Section 2.9(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 2.9(c) shall be paid within 10 days from the date on which the Lender, as the case may be, makes written demand therefor. Such written demand shall be conclusive of the amount so paid or payable absent manifest error.

(d) As soon as practical after the date of any payment of Non-Excluded or Other Taxes to a taxing authority or other Governmental Authority, any Loan Party (or any Person making such payment on behalf of any Loan Party) shall furnish to Cash Management Bank for its own account or for the account of Lender or Cash Management Bank, as the case may be, the original or a certified copy of the original official receipt issued by such taxing authority or other Governmental Authority evidencing payment thereof.

(e) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Loan Document shall deliver to any Loan Party, at the time or times prescribed by applicable law or reasonably requested by any Loan Party, such properly completed and executed documentation prescribed by applicable law and reasonably requested by any Loan Party as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by any Loan Party, shall deliver such other documentation prescribed by law or reasonably requested by any Loan Party as will enable any Loan Party to determine whether or not Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(e)(i) through (iii)) shall not be required if in Lenders judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense (or, in the case of a change in a law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of Lender. Upon the reasonable request of any Loan Party, Lender shall update any form or certification previously delivered pursuant to this Section 2.9(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to Lender, Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the applicable Loan Party in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Without limiting the generality of the foregoing:

(i) Lender (including for avoidance of doubt any participant, assignee or successor) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Non-U.S. Lender) shall, if it is legally eligible to do so, deliver or caused to be delivered to a Loan Party the following properly completed and duly executed documents:

(A) with respect to payments of interest under any Loan Document, a complete and executed U.S. Internal Revenue Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an applicable tax treaty (or any successor forms thereto), including all appropriate attachments or (y) with respect to any other applicable payments under any Loan Document, U.S. Internal Revenue Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) a U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor form thereto) and (y) a certificate substantially in the form of Schedule 2.8 (a “Section 2.9 Certificate”) to the effect that Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; or

(D) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership, an entity disregarded for U.S. federal income tax purposes, or a participating Lender), (x) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) on behalf of itself and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, a “beneficial owners”), the documents that would be required by these clauses (A), (B), (C), (D) or Section 2.9(e)(ii) with respect to each such beneficial owner if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (iv) are otherwise determined to be unnecessary, all such determinations under this clause (iv) to be made in the sole discretion of Loan Party; provided further, that if the Non-U.S. Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 2.9 Certificate on behalf of such partners; or

(E) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable any Loan Party to determine the amount of tax (if any) required by law to be withheld.

(ii) Lender (including for avoidance of doubt any participant, assignee or successor) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, if it is legally eligible to do so, deliver or cause to be delivered to any applicable Loan Party a properly completed and duly executed U.S. Internal Revenue Service Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(iii) If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to any applicable Loan Party, at the time or times prescribed by law and at such time or times reasonably requested by Loan Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Loan Party as may be necessary for Loan Party to comply with its obligations under FATCA, to determine that Lender has or has not complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.9, Lender, at the request of Loan Party, shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), to designate a different applicable lending office for the funding or booking its Loan hereunder, if, in the reasonable judgment of such Lenders, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.9 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(g) If Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.9 and shall fail to designate a different applicable lending office as provided in subsection (g) of this Section 2.9, then, so long as no Default or Event of Default shall have occurred and be continuing, Loan Party may cause such Lender to (and, if Loan Party so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by Loan Party and reasonably acceptable to the Lender provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for additional compensation under any of the foregoing provisions of this Section 2.9, such assignment will result in a reduction in such compensation or payments; provided further, that if, upon such demand by Loan Party, Lender elects to waive its request for additional compensation pursuant to this Section 2.9, the demand by Loan Party for Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (g) of this Section 2.9 or this Section 2.8(i) shall affect or postpone any of the rights of Lender or any of the Obligations of Loan Party under any of the foregoing provisions of this Section 2.9 in any manner. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(h) If the Agent or any Lender determines that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Intentionally Omitted.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Each Borrower and each SPE Constituent Entity has been duly organized and is validly existing and is in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower and each SPE Constituent Entity is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower and each SPE Constituent Entity possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management, leasing and operation of the Properties. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s Knowledge, to which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect. Each Lender represents as of the date hereof and for so long as the Mortgage Lender is a holder of all or any part of the Mortgage Loan, and the Borrower’s representation above is based upon and subject to such Lender representation, that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of (i) “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101, as amended from time to time, unless the applicable Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied or (ii) governmental plan which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not give rise to a violation of any such Applicable Similar Law.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, any SPE

Constituent Entity or any Individual Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, any SPE Constituent Entity or the condition or ownership of any Individual Property. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a judgment against any Borrower or Guarantor or that otherwise affects any Individual Property that has not been paid in full.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or, to Borrower’s Knowledge, any of the Properties are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents. Each Borrower has no contingent or actual obligations not related to the Individual Property(ies) owned by such Borrower.

4.1.6 Title. Borrower has (a) good and insurable fee simple title to the real property comprising part of each Individual Property, and (b) good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first-priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects).

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, any SPE Constituent Entity or Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s Knowledge no Person is contemplating the filing of any such petition against it or against any SPE Constituent Entity or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any materially untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can reasonably foresee, would be reasonably likely to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower, any SPE Constituent Entity or Guarantor.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title IV of ERISA and is not itself an “employee benefit plan” subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute applicable to Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as disclosed in the Zoning Reports or in the engineering reports commissioned by Lender in connection with the origination of the Loan, Borrower and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have an Individual Material Adverse Effect on any Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s Knowledge, by any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Lender by or at the direction of Borrower or its Affiliates in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data were incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represent the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, Guarantor or any Individual Property or the current operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. Except as set forth on Schedule 4.1.12, no Condemnation or other similar proceeding has been commenced or, to Borrower’s Knowledge, is threatened or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect on such Individual Property or an Aggregate Material Adverse Effect, (i) as depicted on the Surveys of the Properties delivered to Lender, (A) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses and (B) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (ii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. To Borrower’s Knowledge, there are no pending or, to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent, in each case, such assessments could not reasonably be expected to have an Individual Material Adverse Effect on such Individual Property.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Manager or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Collateral Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies and would have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21 Use of Property. Each Individual Property is used exclusively as a retail shopping center and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. Except as disclosed in the Zoning Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect to the extent the failure to not have such

Licenses would have individually or in the aggregate an Individual Material Adverse Effect on such Individual Property. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as a retail shopping center to the extent the failure to not have such Licenses would have an Individual Material Adverse Effect on such Individual Property. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property (if any).

4.1.23 Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect or Aggregate Material Adverse Effect, and except as disclosed in the engineering reports or physical condition reports commissioned by Lender in connection with the origination of the Loan, to Borrower’s Knowledge (i) each Individual Property, including, without limitation, all Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. As depicted on the Surveys of the Properties delivered to Lender, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26 Leases. No Individual Property is subject to any leases other than the Leases in respect of such Individual Property that are described in the Certificate of Rent Roll. To Borrower’s Knowledge, except as otherwise disclosed on the Certificate of Rent Roll and except for discrepancies which, either individually or in the aggregate would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. In respect of each Individual Property, (i) Borrower is the owner and lessor of landlord’s interest in the Leases in respect to such Individual Property and (ii) to Borrower’s Knowledge, no Person has any possessory interest in such Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or any Permitted Encumbrances. To Borrower’s Knowledge, except as otherwise disclosed on the Certificate of Rent Roll, the current Leases are in full force and effect. Except as set forth in the tenant estoppels delivered to Lender on or prior to the Closing Date or on Schedule 4.1.26(a), none of Manager or Borrower has received written notice that Borrower (or Borrower’s predecessor-in-interest) is in default under any 10K Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Individual Property, have an Individual Material Adverse Effect on such Individual Property. Except (1) as set forth in the tenant estoppels delivered by Borrower to Lender on or prior to the Closing Date, in the Certificate of Rent Roll or on Schedule 4.1.26(b) and (2) if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, as of the Closing Date (a) none of Manager or Borrower (or Borrower’s predecessor-in-interest) has delivered a written notice to a Tenant at any Individual Property that it is in default under its 10K Lease (other than notices relating to defaults that have been cured by such tenant) and no Tenant under any Material Lease is in monetary or, to Borrower’s Knowledge, material non-monetary default under its Lease, (b) all security deposits in respect of each Individual Property are held by Borrower in accordance with applicable law, (c) except as set forth on Schedule 4.1.26(c) hereto, no Rent has been paid by any Tenant at any Individual Property more than one (1) month in advance of its due date, and (d) all work that is required to have been performed by Borrower under each Lease in respect of each Individual Property as of the Closing Date has been performed as required and has been accepted by the applicable Tenant. As of the Closing Date, except as otherwise disclosed on Schedule 4.1.26(d) hereto, no Tenant has a right or option pursuant to its Lease or otherwise to purchase all or any part of the Individual Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, and except as set forth on Schedule 4.1.26(e) hereto, as of the Closing Date, no Tenant has a right or option pursuant to its Lease or otherwise to terminate such Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events of circumstances. Borrower has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein, other than pursuant to the Loan Documents.

4.1.27 Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business has been for the preceding four months (or, if less, the entire period of the existence of Borrower), and is as of the Closing Date, the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, the Mortgages are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity is and will remain a Special Purpose Entity.

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any amendment or amendment and restatement of any of Borrower’s or any of SPE Constituent Entity’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).

(d) All of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion have complied with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

(e) Borrower and each SPE Constituent Entity hereby represents from the date of such entity’s formation (including, if applicable, since the date of formation of such entity’s predecessor by merger) to the date of this Agreement that it:

(i) has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii) has paid all of its debts and liabilities from its assets except with respect to prior debt that has been repaid in full;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv) has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

(v) has not had its assets listed as assets on the financial statement of any other Person;

(vi) has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(viii) has corrected any known misunderstanding regarding its status as a separate entity;

(ix) has conducted all of its business and held all of its assets in its own name;

(x) has not identified itself or any of its Affiliates as a division or part of the other;

(xi) has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii) has not commingled its assets with those of any other Person and has held all of its assets in its own name other than with other co-borrowers as may have been permitted under cash management systems with respect to prior debt that has been repaid in full;

(xiii) has not guaranteed or become obligated for the debts of any other Person, except (A) in connection with the debt that has been repaid in full and (B) with respect to other Borrowers, in connection with this Loan;

(xiv) has not held itself out as being responsible for the debts or obligations of any other Person, except with respect to the co-borrowers in connection with this Loan or prior debt that has been repaid in full or the other Borrower in connection with this Loan;

(xv) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvi) has not pledged its assets to secure the obligations of any other Person except in connection with prior debt that has been repaid in full and no such pledge remains outstanding except with respect to the other Borrowers pursuant to the Loan Documents;

(xvii) has maintained adequate capital in light of its contemplated business operations;

(xviii) has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xix) has not owned any subsidiary or any equity interest in any other entity, except for any SPE Constituent Entity that is a general partner that was formed prior to the date hereof, with respect to its interest in the relevant limited partnership;

(xx) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(xxi) has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or except for (A) the Guaranty, (B) with respect to other Borrowers pursuant to the Loan Documents, and (C) TI Guaranties; provided, however, that the obligations of the guarantors under the TI Guaranties, if any, were limited to less than $25,000,000 and the TI Guaranties arose only upon the occurrence of specific, contingent events and were limited in scope.

(f) With respect to any consents, waivers or amendments to the limited liability company agreement of any limited liability company Borrower, or limited partnership agreement of any limited partnership Borrower, that were required to effect any assignment of a limited liability company interest in such limited liability company Borrower or assignment of a partnership interest in such limited partnership Borrower, as the case may be, or for the admission of an assignee as a member of a limited liability company Borrower, or as a partner of a limited partnership Borrower, has been obtained or accomplished in accordance with such limited liability company agreement or partnership agreement, as applicable, as in effect at the time of such assignment, and that any conditions to assignment of any limited liability company interest in a limited liability company Borrower or any partnership interest in a limited partnership Borrower, as the case may be, or for the admission of an assignee as a member of a limited liability company Borrower or as a partner of a limited partnership Borrower, as applicable, have been satisfied or waived.

(g) Each Borrower that is a limited liability company has had at all times at least one member.

(h) Each Borrower that is a limited partnership has had at all times at least one general partner and one limited partner that were different Persons.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s Knowledge, all information submitted by and on behalf of Borrower, Guarantor and Manager to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Guarantor and Manager in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or might have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. Borrower and Manager have disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. None of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or, to the best of Borrower’s knowledge (i.e., without regard to the limitations of specific knowledge parties in the definition of “Borrower’s Knowledge”), indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to the best of Borrower’s knowledge (i.e., without regard to the limitations of specific knowledge parties in the definition of “Borrower’s Knowledge”) indirectly), is prohibited by law or the Loan is in violation of law, and none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Lockbox Bank or Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender;

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee; and

(e) None of the Properties are subject to any cash management system (other than pursuant to the Loan Documents), and Borrower has prepared the Tenant Direction Letters, which Tenant Direction Letters (i) direct the Tenants to deposit all Rents directly into the Lockbox Account, (ii) state that any and all existing tenant instruction letters issued in connection with any previous financing are terminated, and (iii) shall be delivered to the Tenants as required by Section 2.7.1(b).

4.1.37 Reciprocal Easement Agreement. To Borrower’s Knowledge, each Reciprocal Easement Agreement is in full force and effect. Neither the applicable Borrower nor, to Borrower’s Knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the material provisions thereof (except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in an Individual Material Adverse Effect). Borrower has not delivered a written notice to any party under a Reciprocal Easement Agreement that it is in default thereunder (other than notices relating to defaults that have been cured by such party) and no such party to a Reciprocal Easement Agreement is in monetary or, to Borrower’s Knowledge, material non-monetary default under such Reciprocal Easement Agreement (except for defaults that do not have, or would not reasonably be expected to result in, individually or in the aggregate, an Individual Material Adverse Effect on the applicable Individual Property).

4.1.38 Underwriting Representations. Borrower hereby represents, warrants and covenants that, each Borrower and each Borrower’s predecessor by merger if applicable:

(a) is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business (other than with respect to temporary non-compliance which was cured in due course);

(b) to Borrower’s Knowledge, has no judgments or liens of any nature against it except for Permitted Encumbrances;

(c) is in material compliance with all laws, regulations and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d) is not involved in any dispute with any taxing authority except contests relating to Permitted Encumbrances conducted in accordance with this Agreement;

(e) to Borrower’s Knowledge, has paid all material taxes which it owes, except as expressly permitted by this Agreement;

(f) has never owned any real property other than the Individual Property or Individual Properties reflected on Schedule 4.1.38 as being owned by it (individually or collectively, as the context may dictate, the “Transaction Property”), and personal property necessary or incidental to its ownership or operation of the Transaction Property and has never engaged in any business other than the acquisition, ownership, development, leasing and operation of the Transaction Property;

(g) is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; and

(h) has no material contingent or actual obligations that are not related to the Transaction Property.

4.1.39 Equipment, Fixtures and Personal Property. Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property, other than any such Equipment, Fixtures and Personal Property which have been leased by Borrower as permitted under the terms of this Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable. Borrower shall, not later than ten (10) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that all Taxes and Other Charges that are due and payable at such time have been duly paid by Borrower prior to delinquency (provided, however, that Lender shall have no right to deliver such written request to Borrower during any period that such Taxes and Other Charges are being paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, any SPE Constituent Entity, Guarantor or any Individual Property which might materially adversely affect the condition of Borrower, any SPE Constituent Entity or Guarantor (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in the condition of Borrower, any SPE Constituent Entity or Guarantor, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) upon written request, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, provided that the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date unless specifically required by the terms of this Agreement;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable recording, stamp and like taxes not having been paid upon the execution and recordation of any Mortgage, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the Closing Date and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other consistently applied accounting basis that is acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year, a complete copy of the annual financial statements (provided that, with respect to the first such submission, such statements shall be prepared for the period beginning on the Closing Date and ending on the end of the current Fiscal Year) of Guarantor audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for Borrower and the Properties (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations, Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account or the Required Repair Reserve Account) and Operating Expenses. Guarantor’s annual financial statements shall be accompanied by (i) if reasonably requested by Lender, a comparison of the budgeted income and expenses and the actual income and expenses for the Properties (on a combined basis) for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a current rent roll for each Individual Property, (iv) if reasonably requested by Lender, a schedule reconciling Net Operating Income to Net Cash Flow for the Properties on a combined basis (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (v) an Officer’s Certificate certifying (1) that each annual financial statement, including each of the schedules described in the immediately preceding subclause (iv), present fairly the financial condition and the results of operations of Borrower and the Properties being reported upon, (2) that such financial statements and schedules have been prepared in accordance with GAAP and

(3) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) (i) Prior to the Securitization of the entire Loan, Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), noting Net Operating Income, Net Cash Flow, Gross Income from Operations, Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account and the Required Repair Reserve Account), and containing a comparison of (A) such information for (I) in respect of the operating statement in respect of such calendar month, the same calendar month in the immediately preceding calendar year, and (II) in respect of the operating statement in respect of the calendar year-to-date, the corresponding time period of the immediately preceding calendar year, and (B) budgeted income and expenses and the actual income and expenses for such calendar month, and (C) upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. Each such monthly report shall be accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property, for the applicable calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(ii) During any Cash Sweep Period (regardless of whether occurring before or after any Securitization of the Loan), Borrower will furnish, or cause to be furnished (without duplication of any item furnished to Lender pursuant to clause (i) above) on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), (B) a current rent roll for each Individual Property, and (C) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(d) Borrower will furnish, or cause to be furnished, to Lender, on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for each Individual Property and (ii) quarterly and year-to-date operating statements prepared for each calendar quarter, noting Net Operating Income, Net Cash Flow, Gross Income from Operations, and Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account and the Required Repair Reserve Account), and for the Properties (on a combined basis), and, upon Lender’s request, (A) other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar quarter, and (B) a comparison of budgeted income and expenses and the actual income and expenses for the applicable calendar quarter, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days unless such amounts are being contested pursuant to the terms hereof.

(e) For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such annual budgeting period in form reasonably satisfactory to Lender. In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Lender on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which approval shall not be unreasonably withheld or conditioned. Lender shall grant or deny, in writing to Borrower with a reasonable explanation of any objections, any consent required hereunder within seven (7) days after the receipt of the applicable proposed Annual Budget. In the event that Lender fails to respond within said seven (7) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower resubmits to Lender the Annual Budget with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN SEVEN (7) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within seven (7) days from the date Lender receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid fourteen (14) day period (in the aggregate) shall be ten (10) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by an amount equal to the increase in the Consumer Price Index for the prior year (other than the line items in respect of Taxes, Insurance Premiums, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Cash Sweep Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Borrower and Lender acknowledge and agree that (i) Borrower was not required to deliver an Annual Budget with respect to the remainder of the 2011 calendar year on the Closing Date, (ii) Borrower shall be required to deliver an Annual Budget with respect to the remainder of the calendar year 2011 within 60 days of the Closing (the “2011 Interim Budget”) and (iii) until the delivery of the 2011 Interim Budget, the amounts identified as “Interim Deemed Operating Expenses” and “Interim Deemed Budgeted Cap Ex” in an officer’s certificate delivered at Closing by Borrower shall be deemed to be Operating Expenses and budgeted Capital Expenditures (as applicable) under an Annual Budget or Approved Annual Budget for all purposes of the Loan Documents (including with respect to Section 3.4(a)(ix) of the Cash Management Agreement).”

(f) Intentionally omitted.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender, provided that such financial and sales information shall be provided by Borrower only if (i) the same is in the possession of Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease, (ii) Borrower is not prohibited from disclosing the same, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower and the applicable Tenant prior to the date of Lender’s request, (iii) the same is not publicly available upon reasonable inquiry, and (iv) the Tenant as to which such information is requested is one of the three (3) largest Tenants at the applicable Individual Property, calculated on the basis of aggregate rentable square footage leased by such Tenant and such Tenant’s Affiliates under one or more Leases at such Individual Property.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender), which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided that Borrower may elect to provide the same also in paper form and/or on a diskette. Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with a Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall, at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner in which they are currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13 Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering one or more Individual Properties is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including reasonable attorneys’ fees, costs and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

(b) Upon the written request of Lender (i) prior to the Securitization of the entire Loan, and (ii) at any time that an Event of Default is continuing (whether the same is continuing prior to or following a Securitization), Borrower shall use commercially reasonable efforts to deliver to Lender tenant estoppel certificates from each Tenant under any Material Lease, in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year to the Lender.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy in all material respects of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any of such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each SPE Constituent Entity and Guarantor as of the date of such Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. (a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Lender, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any Preapproved Leases. Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times in any calendar year). All renewals of Leases and all proposed Leases shall provide for rental rates and other terms comparable or superior to then-existing local market rates. All proposed Leases shall be on commercially reasonable terms, shall not contain any terms which would have any materially adverse effect on Lender’s rights under the Loan Documents or the value of the applicable Individual Property and shall not be with Affiliates of the Borrower (unless it is on terms which are substantially similar to those available in an arm’s length transaction with an unrelated party). All Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in the form attached hereto as Exhibit B (with such modifications thereto as may be reasonably acceptable to Lender) or in such other form that is reasonably satisfactory to Lender and such Tenant (provided in each case that Lender shall agree to modifications reasonably required to reflect an obligation on behalf of Lender to release any casualty or condemnation proceeds in connection with any restoration required pursuant to a 15K Lease) (a “Non-Disturbance Agreement”) with any Tenant entering into a Material Lease, including a Major Lease (other than a Lease to an Affiliate of Borrower), after the Closing Date. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b) Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved and (iii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(c) Lender shall grant or deny with a reasonable explanation any consent required hereunder within seven (7) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said seven (7) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has resubmitted to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN SEVEN (7) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within seven (7) days from the date Lender receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements (“Alterations”), including tenant improvements, which consent shall not be unreasonably withheld except with respect to Alterations that would reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (i) Required Repairs, (ii) (intentionally omitted), (iii) Preapproved Alterations, (iv) Alterations to Improvements located wholly on an Outparcel or Tenant Option Release Parcel pursuant to a Permitted Parcel Ground Lease (provided that the cost of such Alterations is borne solely by the applicable Tenant), (v) Alterations, the cost of which, per Alteration, is less than the Threshold Amount (provided the aggregate of all such Alterations annually is less than $3,000,000); (vi) Alterations made pursuant to an Approved Annual Budget; and (vii) Alterations that are not reasonably expected to result in an Individual Material Adverse Effect on the applicable Individual Property, provided that any Alterations with respect to Leases approved (or deemed approved) by Lender pursuant to Section 5.1.20 shall not constitute an Individual Material Adverse Effect and shall not require an additional Lender consent. Lender shall grant or deny with a reasonable explanation any consent required hereunder within seven (7) days after the receipt of the applicable request and all documents in connection therewith. In the event that

Lender fails to respond within said seven (7) day period, such failure shall be deemed to be the consent and approval of Lender if (x) Borrower has resubmitted to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN SEVEN (7) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Lender does not approve or reject with a reasonable explanation the applicable request within seven (7) days from the date Lender receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(b) If the total unpaid amounts due and payable with respect to Alterations at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Preapproved Alterations with respect to such Individual Property) shall at any time exceed the Threshold Amount (or the aggregate of all such Alterations on all Properties annually shall exceed $3,000,000), Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such Alteration exceeding the Threshold Amount (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies or (IV) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and (B) disbursed from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the

Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22 Operation of Property. (a) Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (without duplication of any item being delivered to Lender pursuant to Section 5.1.11 hereof); and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Operations and Maintenance Program. Each Borrower that owns an Individual Property identified on Schedule 5.1.23 shall implement, within no more than ninety (90) days after the Closing Date, and diligently comply in all respects with, the terms, conditions and requirements of an operations and maintenance program, all in accordance with the terms of the applicable O&M Agreements. Each operations and maintenance program adopted by each such Borrower, as aforesaid, shall be in compliance with all applicable Legal Requirements and shall be subject to the reasonable approval of Lender. Each such Borrower shall comply with the recommendations identified in each Phase I environmental assessment for each such Borrower’s Individual Property.

5.1.24 Intentionally Omitted.

5.1.25 Updated Appraisals. During the continuance of an Event of Default, Lender may commission (or Lender may request that Borrower commission directly) an updated appraisal of one or more of the Properties then remaining subject to the Lien of a Mortgage. Borrower shall pay directly or promptly reimburse Lender for, as applicable, the costs and expenses of obtaining all such updated appraisals.

5.1.26 Principal Place of Business, State of Organization. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in each Individual Property as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Lender of such organizational identification number.

5.1.27 Embargoed Person. Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPE Constituent Entity and Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.28 Intentionally Deleted.

5.1.29 Special Purpose Entity/Separateness. Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity.

(b) Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(c) Borrower shall provide Lender with five (5) Business Days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower or any SPE Constituent Entity and Borrower shall not remove any such Independent Director or Independent Manager without Cause (as defined in the organizational documents of Borrower or such SPE Constituent Entity, as applicable).

5.1.31 Environmental Insurance. Borrower shall maintain in full force and effect at all times during the term of the Loan the PLL Policy.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower or Guarantor, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) or (B) the proposed replacement manager is a Person that is under common Control with Existing Manager; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens; Utility and Other Easements. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b) Borrower may, without the consent of Lender, (i) make Transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property. In connection with any such grant, conveyance or encumbrance, if requested by Borrower,

Lender shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Lender of:

(A) thirty (30) days’ prior written notice thereof;

(B) a copy of the easement, covenant, reservation or right of way;

(C) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(D) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination).

If Borrower shall receive any consideration in connection with any Transfers or grants consummated in accordance with this Section 5.2.2(b), Borrower shall have the right to use any such consideration in connection with any Alterations performed in connection with such Transfer or grant, provided that, to the extent any such consideration is not used in connection with such Alterations (or any such consideration exceeds the amount required to perform such Alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Cash Management Account.

5.2.3 Dissolution; Amendment of Organizational Documents. Borrower shall not, without obtaining the consent of Lender (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing,, maintenance and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause or permit any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties (and any ancillary business related to such operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with Section 5.2.14 hereof or forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Principal Place of Business and Organization. Borrower shall not change (or permit any other Person to change) its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Borrower shall not change (or permit any Person to change) the place of its organization from the State of Delaware without the consent of Lender, which consent shall not be unreasonably withheld.

5.2.9 Intentionally Omitted.

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in either case, to the extent that such Transfer constitutes a Permitted Transfer or Permitted Debt. Any Transfer made without Lender’s prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. Notwithstanding the foregoing, if after giving effect to any such Transfer of a direct interest in a Restricted Party permitted in this Section 5.2.10 more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interests in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof

(d) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(d) and without limiting the ability to effectuate a Permitted Transfers without Lender’s consent, Lender’s consent shall not be required in connection with one or a series of Transfers, of the stock, limited partnership interests or membership interests (excluding any interests of any SPE Constituent Entity) (as the case may be) in a Non-Guarantor Restricted Party; provided, however, (i) no such Transfer shall result in Guarantor no longer indirectly owning 51% of the direct and indirect equity interests in Borrower and Controlling Borrower, (ii) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days’ prior written notice of such proposed Transfer, and (iii) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies. Notwithstanding anything contained in this Section 5.2.10(d), except for Permitted Transfers pursuant to clause (j) of the definition thereof, no Transfer of any direct ownership interests in any Borrower or any SPE Constituent Entity shall be permitted without Lender’s consent. In addition, (except as may be permitted in Section 5.2.10(f) and except for Permitted Transfers pursuant to clause (j) of the definition thereof) at all times, Guarantor must continue to Control Borrower and each SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) of the legal and beneficial interest in Borrower and each SPE Constituent Entity.

(e) No Transfer of all of the Properties and assumption of the Loan shall occur during the period that is sixty (60) days prior to a Securitization or the period that is sixty (60) days after a Securitization. Otherwise (and without limiting the ability to effectuate a Permitted Transfer not governed by this Section 5.2.10(e)), a one (1) time Transfer of all of the Properties and assumption of the entire Loan by the proposed Transferee (the “Transferee”) shall be permitted without Lender’s consent (a “Permitted Assumption”) provided that Lender receives sixty (60) days’ prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time Lender receives such notice and at the time such Transfer is consummated. In connection with any Permitted Assumption pursuant to this Section 5.2.10(e), Borrower shall be required to satisfy the following:

(i) Borrower shall pay Lender a fee equal to one-half percent (0.5%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii) Transferee or Transferee’s Sponsors must have demonstrated expertise in owning and operating multiple commercial real estate properties, which expertise shall be reasonably determined by Lender;

(iv) Transferee shall be Controlled by entities having (i) total assets in excess of $3 billion in the aggregate; and (ii) shareholder/partner equity in excess of $750 million in the aggregate and (iii) liquidity in excess of $50,000,000 in the aggregate;

(v) Transferee and Transferee’s Sponsors must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer, provided that the foregoing requirement shall not apply to General Growth Properties, Inc. or its Affiliates or sponsors and their related bankruptcies which occurred prior to the Closing;

(vi) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) (intentionally omitted);

(viii) (intentionally omitted);

(ix) Transferee and Transferee’s SPE Constituent Entities must be able to make all of the representations set forth in Sections 4.1.30, 4.1.35, and 4.1.38, and perform all of the covenants set forth in Sections 5.1.27, 5.1.29 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s SPE Constituent Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) Following a Securitization, if required by Lender, Transferee shall be approved by the Rating Agencies rating the Loan, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Transfer;

(xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty or executed a replacement guaranty reasonably satisfactory to Lender (the “Transferee Replacement Guarantor”);

(xii) If the Permitted Assumption is accomplished by a deed or conveyance of the Properties, rather than an assignment of all of Guarantor’s or a Restricted Party’s interest in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, confirming the Lien of the Mortgages as a valid first lien on all of the Properties and naming the Transferee as owner of all of the Properties, which endorsements shall insure that, as of the date of the recording of the assumption agreement, the applicable Individual Property shall not be subject to any additional exceptions or Liens other than those contained in the applicable Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(xiii) Each Individual Property shall be managed by Qualified Manager (and, if the Qualified Manager managing any one or more Individual Properties prior to the Transfer is being replaced, the replacement Qualified Manager shall manage such Individual Properties pursuant to a Replacement Management Agreement); and

(xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender (A) an Additional Insolvency Opinion in respect of such Transfer in form and substance reasonably satisfactory to Lender and (B) a fraudulent conveyance opinion in respect of such Transfer, each of which opinions may be relied upon by Lender and the Rating Agencies with respect to the proposed Transfer.

Immediately upon the consummation of a Transfer pursuant to this Section 5.2.10(e) (provided that Lender has consented thereto in accordance with the foregoing), each Borrower and Guarantor shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after the date of such Transfer (other than to the extent such liability is expressly stated herein to survive). The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower.

(f) Notwithstanding anything to the contrary in the Loan Documents, so long as no Event of Default shall be continuing, a Public Vehicle Non-Guarantor Restricted Party Transfer shall be permitted and may be effectuated by the applicable Person upon thirty (30) days written notice to Lender without the consent of, or any fees payable to, Lender. A “Public Vehicle Non-Guarantor Restricted Party Transfer” shall mean a Transfer, in one or a series of transactions, (x) of all or a portion of the direct interests in any Non-Guarantor Restricted Party to a Public Vehicle (other than the direct interests in Borrower) or (y) through which such Non-Guarantor Restricted Party becomes, or is merged or consolidated with, a Public Vehicle, provided that for both (x) and (y) above, immediately after giving effect to such Transfer, the Public Vehicle has:

(i) total assets in excess of $3 billion;

(ii) shareholder/partner equity in excess of $750 million; and

(iii) an aggregate Public Vehicle Debt Yield greater than or equal to 10%.

In connection with a Public Vehicle Non-Guarantor Restricted Party Transfer, Borrower shall be required to deliver (1) a replacement Guaranty from the Public Vehicle in favor of Lender in the form of the Guaranty (and upon such delivery, Guarantor (or Guarantor Successor, as applicable) shall be released from all obligations under the Guaranty) and (2) a certificate from the officer of the Public Vehicle certifying that the Public Vehicle satisfies the requirements set forth in clauses (i), (ii) and (iii) above.

Following any Transfer in accordance with this Section 5.2.10(f), the Transfer of direct or indirect interests in such Public Vehicle shall not be restricted.

In addition, a Public Vehicle Non-Guarantor Restricted Party Transfer shall be further conditioned upon: (A) if after giving effect to any such Public Vehicle Non-Guarantor Restricted Party Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall deliver to

Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Rating Agencies, (B) Lender shall have received a Rating Agency Confirmation from each of the Rating Agencies with respect to such Public Vehicle Non-Guarantor Restricted Party Transfer, (C) no Borrower shall fail to be a Special Purpose Entity by reason of such Public Vehicle Non-Guarantor Restricted Party Transfer, (D) for so long as the Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (except as otherwise permitted pursuant to the Loan Documents), and (ii) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment) (except as otherwise permitted pursuant to the Loan Documents), and (E) payment of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable counsel fees).

(g) Notwithstanding anything to the contrary contained in the Loan Documents, so long as no Event of Default shall be continuing, Lender’s consent shall not be required in connection with any BRE Retail Private Sale, provided that, immediately after giving effect to such BRE Retail Private Sale, BRE Retail shall have a Net Worth of at least $140,000,000 (exclusive of the Properties), provided, however, in the event that BRE Retail does not have a Net Worth of at least $140,000,000, then such BRE Retail Private Sale shall be permitted so long as a replacement guarantee in the form of the Guaranty is delivered by an entity with a Net Worth of least $140,000,000 (a “BRE Private Sale Replacement Guarantor”).

(h) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of a purported Transfer that is prohibited (and as such, null and void) pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Indebtedness. Borrower shall not incur any Indebtedness other than Permitted Debt.

5.2.12 REA. Borrower agrees that without the prior consent of Lender, Borrower shall not execute modifications to any REA if such modifications will have an Individual Material Adverse Effect on the affected Individual Property. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REA’s in accordance with applicable laws, rules and regulations. Borrower shall enforce, in a commercially reasonably manner, the obligations to be performed by the parties to the REA (other than Borrower). Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with any REA by any party to any such REA or any third party other than routine correspondence and invoices. Borrower shall not assign (other than to Lender) or encumber its rights under any REA.

5.2.13 Intentionally Deleted.

5.2.14 Leasing Matters. Except as set forth on Schedule 5.2.14, Borrower shall not (i) terminate any Material Lease or Major Lease or accept a surrender by a Tenant of any Lease other than by reason of either (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property, or (B) a Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Lease or any Lease hereafter entered into in compliance with the conditions set forth in Section 5.1.20; provided, however, that no such termination or surrender of any Material Lease or Major Lease will be permitted under the foregoing subclause (A) without the prior written consent of Lender, which consent shall not be unreasonably withheld; (ii) collect any of the Rents more than one (1) month in advance (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs); or (iii) execute any other collateral assignments of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (iv) alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent.

5.2.15 PLL Policy. Prior to the payment in full of the Debt, Borrower shall not terminate the PLL Policy or enter into or otherwise suffer or permit any modification, amendment (including any endorsement), supplement or replacement thereof or thereto without the prior written consent of Lender.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the closing date, including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) except as specifically provided in subclause (D) below in respect of demolition costs and coverage for increased costs of construction, in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the applicable Individual Property; and (D) if any of the Improvements on any Individual Property or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law and coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (x) “named windstorm” sublimit of no less than $25,000,000 per occurrence, (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, and (z) earthquake insurance in an amount equal to the greater of (i) the 500 year PML for the portfolio or (ii) $25,000,000; provided that the insurance pursuant to subclauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i). Notwithstanding the above, Lender shall require that Borrower provide coverage for flood with limits acceptable to the Lender;

(ii) business income or rental loss insurance, written on an Actual Loss Sustained Basis (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iii), (iv), (ix) and (xi) of this Section 6.1(a); (C) in an amount equal to one hundred percent (100%) of the aggregate projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding eighteen (18) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if each of the Individual Property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner

Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii), (iv), (ix) and (xi) of this Section 6.1(a), (3) including permission to occupy such Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of each Mortgage to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vii) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(viii) umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, and including employer liability and automobile liability, if required;

(ix) the insurance required under this Section 6.1(a) shall cover perils of terrorism and acts of terrorism (including, without limitation, domestic, foreign, certified and non-certified as set forth in the Terrorism Risk Insurance Program Reauthorization Act of 2007) and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a) at all times during the term of the Loan;

(x) Pollution Legal Liability insurance (“PLL Policy”), covering the Properties scheduled thereon for a period of no less than the term of this Agreement, including any extensions, to be written under Chartis Specialty Insurance Company policy number PLS7782775 with terms and conditions including but not limited to an extended reporting period of no less than thirty-six (36) months, a limit of $10,000,000 for each “event”, an unimpaired aggregate of no less than $10,000,000, with a deductible and/or self-insured retention of no more than $250,000 (actual retentions, deductibles and exclusion that shall be the same as those noted on Chartis Specialty Insurance Company policy number PLS7782775), and naming the Lender, on a form substantially similar to the one attached on Schedule 6.1(a)(x), as an additional named insured, with a right of assignment in the event of foreclosure); and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which such Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-:IX” or better with an outlook of “Positive” or “Stable” in the current Best’s Insurance Reports or a claims paying ability rating of “A-” or better by (i) prior to a Securitization, S&P or another Rating Agency selected by Lender, and (ii) from and after a Securitization, S&P and any other Rating Agency rating the Securities (if such Rating Agency also rates the applicable insurance company), provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrower shall deliver to Lender (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of Lender’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by Lender from time to time. Notwithstanding the foregoing Factory Mutual Insurance Company shall be an approved provider of insurance coverage hereunder, provided that Factory Mutual Insurance Company’s A.M. Best rating does not fall below “A:XV” or its S&P rating does not fall below “Api”.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Individual Property in compliance with the provisions of Section 6.1(a) hereof. Lender has approved the blanket insurance Policy in effect on the Closing Date.

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall name Borrower as the named insured and, in the case of liability coverages (other than the PLL Policy, as to which Lender is the named insured), shall name Lender as the additional insured on a form acceptable to the Lender, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and lender loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) Each Policy shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of Lender’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) the issuer thereof shall give written notice to Lender if such Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall deliver to Lender, within ten (10) days of Lender’s request, certificates of insurance, in a form acceptable to the Lender, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, Borrower shall deliver to Lender a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available, provided that if the forgoing are not available as of such date, then Borrower shall deliver to Lender not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, evidence reasonably satisfactory to Lender that the coverages required herein shall have been timely renewed, and shall promptly deliver to Lender such certificates and/or binders once they are available, provided, however, the certificates and or binders shall be delivered not later than the expiration of the current Policies. Within thirty (30) days of written request by the Lender, Borrower shall provide full and complete copies of all Policies required hereunder. Lender shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Lender may, at its option, obtain such Policy using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Debt. The insurance obtained by Lender pursuant to the foregoing may, but need not, protect Borrower’s interest, and the same may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Individual Property.

(g) In the event of foreclosure of any Mortgage or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder with respect to such Individual Property shall thereupon vest in the purchaser of such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 hereof Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings that relate to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of an Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any

Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company directly to Borrower, may be retained by Borrower or (ii) if the same are paid by the insurance company to Lender, will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default shall have occurred and be continuing and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), Section 6.1(a)(ix) and Section 6.1(a)(xi) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration (1) if required pursuant to the terms of a Non-Disturbance Agreement entered into with a Tenant under a 15K Lease without the approval of Lender or satisfaction of the conditions set forth below but subject to Section 6.4(f) or (2) upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall expeditiously and diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements; provided that for the purposes of this clause the filing of an application for a building permit for the Restoration work shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that, subject to Force Majeure, the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Individual Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, as a legal non-conforming use);

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I) the Debt Service Coverage Ratio, after giving effect to the Restoration, based on the trailing twelve (12) month period immediately preceding the date of determination in connection with this Section 6.4(b), shall be equal to or greater than 1.15 to 1.00, provided that, if such Debt Service Coverage Ratio is less than 1.25 to 1.00, then the Debt Service Coverage Ratio of the affected Individual Property shall be equal to or greater than 1.00 to 1.00 (with such Individual Property Debt Service Coverage Ratio calculated using a denominator equal to the Debt Service multiplied by a fraction equal to (x) the Allocated Loan Amount of the affected Individual Property over (y) the aggregate of all Allocated Loan Amounts for the Properties);

(J) Borrower shall deliver, or cause to be delivered, to Lender a detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Sweep Period as provided in Section 5.1.11(e); and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender or Letter of Credit reasonably satisfactory to Lender delivered to Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within seven (7) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said seven (7) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN SEVEN (7) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within seven (7) days from the date Lender receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the applicable Title Insurance Policy, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender, or a Letter of Credit delivered to Lender, shall be held by Lender and shall be disbursed, or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed, or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (“Excess Net Proceeds”) and Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (A) deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (B) if such Excess Net Proceeds are the result of a Condemnation, or if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(d) (intentionally omitted)

(e) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole discretion). All Net Proceeds and the Net Proceeds Deficiency not made available for a Restoration pursuant to this Section 6.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 6.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender in accordance with Section 2.4.2 hereof. If any such Net Proceeds Prepayment shall be equal to or greater than sixty percent (60%) of the Release Amount in respect of the applicable Individual Property, Borrower shall have the right, regardless of any restrictions contained in Section 2.4.1 hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.6.1(a)(i), (ii), (iii), (v), and (vi) and Section 2.6.1(c) hereof, (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2(b) hereof. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.6.1(a)(i) hereof unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.4.2(b) hereof.

(f) Notwithstanding the foregoing provisions of this Section 6.4, if the Loan isincluded in a REMIC Trust and if immediately after giving effect to a release of any portion of the Lien (on an Individual Property or any portion of an Individual Property) following a Casualty or Condemnation (but taking into account any proposed Restoration on the remaining Individual Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property (expressed as a percentage) is greater than 125% (such value to be based upon valuations obtained by Borrower at its sole cost and expense using any commercially reasonable method permitted to a REMIC Trust, which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method satisfactory to Lender), the Borrower must pay down the principal balance of the Loan by an amount not less than the least of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s-length sale of the property to an unrelated Person, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. Borrower shall perform all of the repairs (on an Individual Property by Individual Property basis) at the applicable Individual Properties, as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter referred to as “Required Repairs”) (i) in compliance with all applicable Legal Requirements, (ii) in a Lien-free, good and workmanlike manner and (iii) prior to the one (1) year anniversary of the Closing Date (the “Required Repair Deadline”). It shall constitute an Event of Default if Borrower does not complete each Required Repair by the Required Repair Deadline, provided that, if Borrower shall have been unable to complete a Required Repair by the Required Repair Deadline, after using commercially reasonable efforts to do so, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). From time to time, as may be required pursuant to this Agreement, Borrower shall deposit with Lender funds to be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.1.2 hereof for future Required Repairs not scheduled on Schedule 7.1.1 (any such funds, the “Required Repair Reserve Funds”). The account in which the Required Repair Reserve Funds are held shall hereinafter be referred to as the “Required Repair Reserve Account”. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Reserve Funds from the Required Repair Reserve Account and apply such funds either to (i) the costs of completion of the Required Repairs or (ii) the Debt, in such order, proportion and priority as Lender may determine in its sole discretion. Notwithstanding the foregoing, if an Event of Default shall occur as a result of a failure by

Borrower to timely complete a Required Repair in accordance with the foregoing and (A) Lender shall apply the Required Repair Reserve Funds to the costs of completion of the Required Repairs in accordance with the foregoing, (B) Borrower shall have paid to Lender all costs and expenses incurred by Lender in connection with the completion such Required Repairs and (C) the Required Repair Reserve Funds are sufficient to complete the Required Repairs, the applicable Event of Default shall be deemed to have been cured by Borrower. Lender’s right to withdraw and apply Required Repair Reserve Funds in accordance with the foregoing shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.2 Release of Required Repair Reserve Funds. Lender shall disburse to Borrower the Required Repair Reserve Funds from the Required Repair Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which written request shall specify the Required Repairs as to which the disbursement is requested, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full from such disbursement, (d) Lender shall have received such other evidence as Lender shall reasonably request in order to confirm the facts stated in the aforesaid Officer’s Certificate and (e) if the costs of the such Required Repairs exceed the Reserve Threshold, such request shall be accompanied by (i) lien waivers or other evidence of payment reasonably satisfactory to Lender, and (ii) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances). Lender shall not be required to make disbursements from the Required Repair Reserve Account with respect to the Properties (i) more than twice per calendar month, and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total remaining amount on deposit in the Required Repair Reserve Account is less than the Minimum Disbursement Amount on the date of the requested disbursement, in which case only one disbursement of the amount remaining in the Required Repair Reserve Account shall be made).

7.1.3 Limitations on Required Repairs. Notwithstanding anything to the contrary in this Agreement (except as set forth in the next succeeding sentence), the Required Repairs shall not be subject to the provisions of Section 5.1.21 or Section 6.4, including, without limitation, (i) any obligation of Borrower to deliver to Lender an Alterations Deposit pursuant to Section 5.1.21 and (ii) any restriction on the ability of Borrower to use Insurance Proceeds for the completion of the Required Repairs to which such Insurance Proceeds relate.

Section 7.2 Tax and Insurance Reserve Funds.

7.2.1 Tax and Insurance Reserve Funds. Subject to Section 2.7.3 hereof, Borrower shall pay to Lender, on each Payment Date occurring (a) at any time that an Event of Default has occurred and is continuing, (b) during any period from and after the date that Borrower shall have failed to provide to Lender, upon Lender’s written request pursuant to Section 5.1.2 hereof, receipts for payment or other evidence reasonably satisfactory to Lender that no Taxes are then delinquent until Borrower shall have provided such receipts for payment or other evidence or (c) at any time that the Debt Service Coverage Ratio, based on the trailing twelve (12) month period immediately preceding the date of determination, shall then be less than 1.40 to 1.00 for two (2) consecutive calendar quarters, one-twelfth (1/12) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months, in each case, in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates (the “Tax Reserve Funds”). In addition, Borrower shall pay to Lender, on each Payment Date occurring (i) at any time that an Event of Default has occurred and is continuing and (ii) at any period during which the Properties are not insured pursuant to a blanket insurance policy covering all properties owned, directly or indirectly, by Guarantor (which policy satisfies the conditions of Section 6.1 hereof and covers substantially all other real property owned by Guarantor, as reasonably demonstrated to Lender), one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Insurance Reserve Funds,” and collectively with the Tax Reserve Funds, the “Tax and Insurance Reserve Funds”). The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Provided no Event of Default is then continuing, Lender will release to Borrower Tax Reserve Funds sufficient to pay such Taxes, provided that, Borrower shall have delivered to Lender copies of all Tax Bills (defined below) relating to such Taxes (and following payment of such Taxes by Borrower, Borrower shall provide to Lender receipts for payment or other evidence reasonably satisfactory to Lender of such payment). Lender will apply any Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Insurance Premiums and on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment. In making any payment from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (each, a “Tax Bill”) (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, the amount on deposit in the Tax and Insurance Reserve Account shall exceed the amounts due for Taxes, Reserved Other Charges and/or Insurance Premiums, as applicable, Lender shall, in its sole discretion, either (1) return any excess to Borrower or (2) credit such excess against future payments required to be made by Borrower to the Tax and Insurance Reserve Account pursuant to the provisions of this Section 7.2.1. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at the time that Borrower ceases to have an obligation to deposit Tax and Insurance Reserve Funds into the Tax and Insurance Reserve Account pursuant to this Section 7.2.1, there shall remain any amount on deposit in the Tax and Insurance Reserve Account, Lender shall promptly upon receipt of the written request of

Borrower, return such remaining amount to Borrower. If, at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, Lender reasonably determines that the amount on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes, Reserved Other Charges and Insurance Premiums, as applicable, by the required payment dates set forth above in this Section 7.2.1, Lender shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to fund the deficiency. Any Tax and Insurance Reserve Funds remaining on deposit in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be paid to Borrower.

7.2.2 Intentionally Omitted.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Subject to Section 2.7.3 hereof, on each Payment Date, Borrower shall pay to Lender the Replacement Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.3.2 in respect of replacements and repairs required to be made to the Properties (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserve Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of the related Mortgage in accordance with Section 2.6 hereof.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall disburse to Borrower the Replacement Reserve Funds (or applicable portion thereof) upon satisfaction by Borrower of each of the following conditions:

(i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Replacements for which payment is requested;

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing;

(iii) such request shall be accompanied by an Officer’s Certificate (A) stating that all Replacements (or, in the case of periodic payments approved by Lender pursuant to Section 7.3.2(c) below, the applicable portion of such Replacements) at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable Replacements (or portion thereof, in the case of approved periodic payments), (B) identifying each contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments) to be funded by the requested disbursement, and (C) stating that each such contractor has been paid in full upon such disbursement (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and such contractor, that each such contractor will be paid in full with the funds to be so disbursed);

(iv) if the costs of the applicable Replacements exceed the Reserve Threshold or in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s request, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances);

(v) such request is accompanied by such other evidence as Lender shall reasonably request that the Replacements (or portion thereof, in the case of approved periodic payments) at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), that the same will be paid for upon such disbursement to Borrower); and

(vi) if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Lender, the applicable Replacements shall have been inspected by an independent qualified professional selected by Lender, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed.

(b) Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Replacement Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Replacement Reserve Account shall be made).

(c) If (i) the cost of a Replacement exceeds the Minimum Disbursement Amount, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance (such approval not to be unreasonably withheld) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided that (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable

Individual Property and are properly secured or have been installed in the applicable Individual Property, (C) all other conditions to disbursement set forth in this Section 7.3.2 have been satisfied, and (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other contemplated Replacements as and when the same are required to be completed.

(d) During the continuance of an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) to complete any Replacements that are then in progress or otherwise apply the same in accordance with Section 7.8(a) hereof, and such rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. If Lender shall apply the Replacement Reserve Funds (or any portion thereof) to complete any Replacements in accordance with the foregoing, (i) Borrower shall indemnify and hold harmless each Indemnified Party from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with any such action taken by Lender, unless the same are solely due to gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party and (ii) Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the applicable Replacements (provided, that Lender may pursue such rights and claims only during such time as an Event of Default is continuing).

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from any obligation to repair and maintain the Properties set forth in the Loan Documents. Any Replacement Reserve Funds remaining on deposit in the Replacement Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.4 Rollover Reserve Account.

7.4.1 Deposits to Rollover Reserve Funds. Subject to Section 2.7.3 hereof, on each Payment Date Borrower shall pay to Lender the Rollover Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement costs, tenant allowances, tenant relocation costs, tenant reimbursements and leasing commission obligations or other expenditures required pursuant to a Lease which are incurred or otherwise payable following the Closing Date in connection with the entering into, renewal and/or extension of a Lease (collectively, “Leasing Costs”). Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. In addition to and not as a substitute for any required Rollover Reserve Monthly Deposit, in accordance with the Cash Management Agreement Borrower shall deposit with Lender as Rollover Reserve Funds all lease termination payments and similar payments required under any Lease to be made by the related Tenant in connection with the termination or non-renewal of such Lease (each, a “Termination Payment”).

7.4.2 Withdrawal from Rollover Reserve Fund. (a) Lender shall disburse to Borrower the Rollover Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment shall specify the Leasing Costs for which payment is requested; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances); (v) with respect to any request for payment relating to tenant improvements pursuant to any Lease, as to which the aggregate costs incurred and to be incurred exceeds the Threshold Amount, Lender shall have approved such tenant improvements (including any approval or deemed approval of the same granted pursuant to Section 5.1.21), which approval shall have been deemed given in any case in which Lender shall have approved (or such approval have been deemed to have been given pursuant to Section 5.1.20) the Major Lease pursuant to which such tenant improvement costs have been incurred, provided that the terms of such Major Lease provides for payments of tenant improvement costs by Borrower in an amount not less than the amount requested to be disbursed by Borrower; and (vi) such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Rollover Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Rollover Reserve Account shall be made). Any Rollover Reserve Funds remaining on deposit in the Rollover Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During the continuance of any Cash Sweep Period, all Excess Cash Flow shall be held by Lender as additional security for the Loan, all as more particularly provided in the Cash Management Agreement. The amounts so held by Lender shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Fund. (a) So long as no Event of Default has occurred and is continuing or any Bankruptcy Action of Borrower has occurred, Borrower will have access to the Excess Cash Flow Reserve Account for (i) payment of shortfalls in the payment of Debt Service, (ii) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in the Loan Agreement and the Cash Management Agreement), (iii) principal prepayments of the Loan at Borrower’s option, (iv) payment of any Operating Expenses (including any budgeted Capital Expenditures) pursuant to the applicable Approved Annual Budget, (v) payment of management fees due and payable under the Management Agreement, and (vi) payments to a REIT owning an indirect interest in Borrower so such REIT can pay (and the REIT in fact uses such payments to pay) annual cash dividends equal to the sum of dividends accrued on its outstanding preferred stock in accordance with the terms thereof in the amount of $300,000.

(b) Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account on a Cash Sweep Cure Date shall be paid to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.6 Intentionally Deleted.

Section 7.7 Letter of Credit. (a) In addition to or in lieu of making the payments to the Replacement Reserve Account or the Rollover Reserve Account as set forth in Sections 7.3.1 or 7.4.1, Borrower may from time to time deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.7. Any Letter of Credit from time to time delivered in lieu of payments to the Replacement Reserve Account or the Rollover Reserve Account shall be for not less than the amount of deposits required to be made by Borrower to such Reserve Account for the twelve (12) calendar months following the date such Letter of Credit is delivered to Lender. If during the term of any Letter of Credit delivered by Borrower pursuant to this Section 7.7, the amount of deposits required to be made by Borrower to the applicable Reserve Account for the twelve (12) calendar months following such date shall increase to an amount exceeding the amount of such Letter of Credit, Borrower shall deliver to Lender an amendment to such Letter of Credit or a replacement Letter of Credit which shall be in an amount not less than the aggregate amount of such deposits required to be made during such twelve (12) calendar month period. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.

(b) Borrower shall give Lender no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Replacement Reserve Account or the Rollover Reserve Account and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit. Upon fifteen (15) days’ revocable notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Replacement Reserve Account or the Rollover Reserve Account pursuant to Section 7.3.1 or 7.4.1, as applicable. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Replacement Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered.

(c) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

(d) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution; provided, however, that in the event Lender receives any notice referred to in subclause (iv) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event Lender draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(e) In the event that Borrower elects to deliver a Letter of Credit pursuant to this Section 7.7 for which an Affiliate of Borrower provides collateral, and if such Letter of Credit, together with all outstanding Letters of Credit, is in an aggregate amount equal to or greater than ten percent (10%) of the face amount of the Loan, then Borrower shall deliver an updated Insolvency Opinion reasonably acceptable to Lender which takes into account such Letters of Credit.

Section 7.8 Reserve Accounts Generally. (a) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion.

(b) All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender, provided that Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower, provided that, so long as no Event of Default is continuing, such taxes may be paid from the applicable Reserve Funds. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 7.8(b). All interest on Reserve Funds (i) shall be added to and become a part of such Reserve Fund, (ii) shall accrue to the benefit of Borrower and (iii) shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.

(c) Servicer shall hold each Reserve Account in trust and for the benefit of Lender and Borrower as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of Lender. Each Reserve Account shall be entitled “BRE Retail NP Owner 1 LLC as Borrower fbo Wells Fargo Bank, National Association, as Lender together with its successors and assigns pursuant to Loan Agreement dated as of June 28, 2011 – Reserve Account”. Lender shall have the sole right to make withdrawals from each Reserve Account.

(d) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.9 Intentionally Omitted.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before the date when due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same become delinquent, subject to Borrower’s rights to contest same as provided herein;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower shall fail to deliver to Lender certificates of insurance evidencing the Policies and such other documentation as reasonably requested by Lender in respect of the Policies within the applicable time periods set forth in Section 6.1(b) hereof;

(v) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(vi) if any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished to Lender shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made, provided that if such untrue representation or warranty is susceptible of being cured (for the avoidance of doubt, a statement which has already been relied on by Lender to its detriment shall not be susceptible of being cured), Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(vii) if Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPE Constituent Entity or if Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPE Constituent Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any covenant contained in Section 5.1.29 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement), unless Borrower engages a Qualified Manager in accordance with the terms and conditions of Section 5.2.1 within ten (10) days of notice of such default;

(xv) if a material default by Borrower has occurred and continues beyond any applicable cure period under any REA, provided, however, that prior to declaring an Event of Default under this clause (xv), Lender shall permit Borrower to release the Property subject to such REA creating such default within forty-five (45) days of the date of such default upon payment of the applicable Release Amount and satisfaction of the conditions set forth in Section 2.4.1 hereof (excluding Section 2.4.1(a) if otherwise applicable) and Section 2.6.1 hereof (excluding clause (a)(iv) thereof);

(xvi) if Borrower shall breach any of the other terms, covenants or conditions of this Agreement and the other Loan Documents not specified in clauses (i) to (xv) above or (xviii) below, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii) if there shall be any default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or, if no cure period is specified in such documents, beyond the cure period specified in Section 8.1(xvi), whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xviii) Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) above, the Debt and the Other Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose any or all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Lender may foreclose any or all of the Mortgages to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any or all of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding any partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered by Lender in connection with the exercise of its remedies under this Section 8.2 may be applied by Lender toward the payment of Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may assign, syndicate or participate the Loan or sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such syndications, assignments, sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender prior to a Securitization of the entire Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall (i) use commercially reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or (ii) take other actions reasonably required by Lender, in each case, in order to (A) comply with disclosure laws applicable to any such Securitization, (B) satisfy inquiries from one or more Rating Agencies relating to any such Securitization, (C) satisfy requests from actual or potential investors or other interested parties (including any holder of an interest in a mezzanine loan or other loan subordinate to the Loan created or entered into in connection with any structural changes to the Loan contemplated by this Section 9.1) in any such Securitization, or (D) satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

Lender shall have the right to provide to prospective investors in any Securitization and the Rating Agencies (whether or not such Rating Agencies have been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities) any information in its possession (including, without limitation, financial statements) relating to Borrower, any SPE Constituent Entity, Guarantor, the Properties and any Tenant. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in Disclosure Documents. Borrower agrees that each of Borrower, each SPE Constituent Entity, Guarantor, and their respective officers and representatives, shall, at Lender’s request, reasonably cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

(c) Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) each of Borrower, each SPE Constituent Entity and Guarantor has, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Properties,” “Description of the Borrowers,” “Description of the Management Agreements,” “The Manager”, “The Borrower”, “Description of the Mortgage Loan,” “Special Considerations” and “Certain Legal Aspects of the Mortgage Loan” solely to the extent the same relate to Borrower, each SPE Constituent Entity, Guarantor, Manager (and/or the respective Affiliates of the foregoing), the Properties and the Loan (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the factual statements and representations contained in such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender and any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, (B) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information based upon information provided to Lender by or on behalf of Borrower or its Affiliates, and (iii)

agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission of material fact in the Covered Disclosure Information made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(d) In connection with filings under the Exchange Act, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Borrower, notify such Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.1 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.1. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Borrower thereof, such Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to the Indemnified Person of its election to assume the defense of such claim or action, such Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.

(f) Without the prior consent of Lender (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such Borrower shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, such Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of such Borrower (which consent shall not be unreasonably withheld).

(g) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.1 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.1), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.1, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation.

(h) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.1 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.1.

(i) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(k) Borrower shall execute such amendments to the Loan Documents as are necessary to reflect any structural changes to the Loan that are requested by Lender in writing from time to time prior to a Securitization. Such structural changes may involve, without limitation, (i) the delivery by Borrower of one or more new or additional components to the notes to replace the original note or the modification of the original note to reflect multiple components of the Loan (which new notes or modified note may have different interest rates and amortization schedules), and (ii) the creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers); provided, however, that (A) no amendment to the Loan Documents or new notes, modified notes or mezzanine notes shall (x) modify (1) the initial weighted average interest rate payable under the Note, (2) the stated maturity of the Note, (3) the aggregate amortization of principal of the Note, or (4) any other material economic term of the Loan, or (y) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents and (B) any documents evidencing any mezzanine loans shall be substantially in the same form of the mezzanine loan documents relating to that certain 107 Centro asset loan with Wells Fargo, Barclays and GACC (as modified to reflect the terms hereof). In connection with the foregoing,

Borrower shall (1) modify the Cash Management Agreement to reflect the newly created or additional components and/or mezzanine loans and (2) deliver updates of the opinions of counsel delivered at Closing with respect to due authorization, execution and non-consolidation.

(l) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (as applicable, the “Securities Act”), or the Securities Exchange Act of 1934, as amended (as applicable, the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with a Securitization.

(m) Lender shall promptly provide written notice to Borrower of any assignment, syndication or participation of the Loan or sale of all or any portion of the Loan but the failure to so notify shall not be a default by Lender hereunder.

9.1.2 Splitting the Loan; Uncross of Properties. (a) Without limitation to Section 9.1.1(b) above, at the election of Lender (in its sole discretion) at any time prior to a Securitization, the Loan may be split and severed into additional loans (any such splitting and severing, a “Loan Splitting” and any such severed and split loan, a “Split Loan”). Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender, (i) the Loan Split Documents, (ii) updates of the opinions of counsel delivered at Closing with respect to due authorization, execution and non-consolidation, (iii) endorsements and/or updates to the Title Insurance Policies, and (iv) such other certificates, instruments and documentation as Lender may reasonably determine are necessary or appropriate to effect the Loan Splitting (the items described in subclauses (i) through (iv) collectively hereinafter shall be referred to as the “Splitting Documentation”), which Splitting Documentation shall be in form and substance reasonably acceptable to Lender (subject to Section 9.1.2(b) below). Upon any Loan Splitting, Lender may effect, in its sole discretion, one or more Securitizations of which the Split Loan(s) may be a part.

(b) In furtherance of any Loan Splitting, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate the Split Loan to the applicable Individual Properties (the “Affected Properties”) and to evidence the same with a new note having a original principal amount equal to the New Note Amount (the “New Note”) and other necessary loan documents (such loan documents, collectively with the New Note and the Note and other Loan Documents, as severed and divided, the “Loan Split Documents”), (ii) segregate the applicable portion of each of the Reserve Accounts relating to the Affected Properties and (iii) take such additional action as is reasonably necessary to effect the Loan Splitting; provided, that (A) the Loan Split Documents, together with the Loan Documents secured by the remaining Individual Properties, shall not (1) modify (w) the initial weighted average interest rate payable under the Note, (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, or (z) any other material economic term of the Loan, as any of the foregoing existed prior to the Loan Splitting, or (2) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, and (B) the Loan Split Documents shall be substantially in the form of the applicable Loan Documents. The Loan Split Documents may, at Lender’s option, contain provisions that cross-default and/or cross-collateralize the Split Loan with the Loan and/or one or more other Split Loans. Upon a Loan Splitting, the principal amount of the Loan shall be reduced by an amount equal to the aggregate Allocated Loan Amounts of the Affected Properties (the “New Note Amount”), and the original principal amount of the Split Loan, as evidenced by the New Note, shall be equal to the New Note Amount.

(c) Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such Loan Splitting have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances).

(d) Notwithstanding the foregoing, in the event that Lender shall be required to repurchase any portion of the Loan under the operative documents for any Securitization (a “Repurchase”), Lender may effect a Loan Splitting in connection therewith pursuant to, and subject to the terms and provisions of, the foregoing subsections of this Section 9.1.2. In connection with any such Repurchase, Borrower shall reasonably cooperate with Lender to satisfy all requirements necessary in order to (A) obtain a Rating Agency Confirmation with respect to such Loan Splitting in connection with such Repurchase and (B) obtain an opinion of a nationally-recognized tax counsel that such Loan Splitting does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b)(2) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust under Treasury Regulations Section 1.860G-2(b)(2) or a Grantor Trust under Section 1001 of the Code, or a tax to be imposed on a Securitization Vehicle. In the event that (and only in the event that) a Repurchase is required due to any misrepresentation made by Borrower in connection with the Disclosure Documents or indirectly due to a material breach of any representation made by Borrower in this Agreement or the other Loan Documents, Borrower shall pay all third-party expenses incurred in connection with the preparation and delivery of Splitting Documentation and the effectuation of the Repurchase and the related Loan Splitting, notwithstanding the provisions of Section 9.1.4 to the contrary.

9.1.3 Loan. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that, prior to a Securitization, Lender shall have the right to reallocate the amortization, interest rates and principal balances (including, without limitation, a reallocation of the Allocated Loan Amounts on a pro rata basis) of the Loan and to require the payment of the Loan in such order of priority as may be designated by Lender such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided, that, Lender agrees that (a) the Loan shall, at all times prior to the occurrence of an Event of Default (and other than any modifications resulting from the application of any Insurance Proceeds or Condemnation Proceeds to the outstanding principal balance of the Loan and the non pro rata application of voluntary prepayments) have the same weighted average coupon as the weighted average coupon of the Loan on the Closing Date and (b) no such reallocation shall modify the aggregate amortization of principal of the Loan. Borrower shall, as promptly as possible under the circumstances, execute and deliver such amendments to the Loan Documents and other documents as shall reasonably be required by Lender in connection with such reallocation, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, provided that no such amendments or other documents shall modify any provisions of the Loan Documents other than to effectuate such reallocation. In connection with any such reallocation, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and the enforceability of the Loan Documents, in each case, as amended, and an Additional Insolvency Opinion for the Loan, each in form and substance reasonably acceptable to Lender, any prospective investors in a Securitization and the Rating Agencies.

9.1.4 Securitization Costs. All reasonable third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including the reasonable fees of any counsel to Borrower that issues any legal opinion required to be delivered by Borrower pursuant to this Section 9.1) shall be paid by Borrower. All of Lender’s costs and expenses and any fees and expenses of the Rating Agencies incurred in connection with a Securitization shall be paid by Lender.

Section 9.2 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees, costs and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, any SPE Constituent Entity or any of their respective Affiliates in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, any SPE Constituent Entity or any of their respective Affiliates;

(iii) the failure to return, or to reimburse Lender for, all Personal Property removed from any Individual Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) material physical waste of any Individual Property by Borrower any SPE Constituent Entity or any of their respective Affiliates;

(v) the removal or disposal of any portion of any Individual Property during the continuance of an Event of Default;

(vi) the misapplication or conversion by Borrower, any SPE Constituent Entity, Guarantor or any of their respective Affiliates of (A) any Insurance Proceeds paid by reason of any Casualty or proceeds of the PLL Policy, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;

(vii) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property to the extent that Borrower has sufficient revenue from such Individual Property with which to make such payment;

(viii) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix) breach by Borrower or any SPE Constituent Entity of any representation set forth in Section 4.1.30 or Section 4.1.38 or failure by Borrower or any SPE Constituent Entity to comply with any covenant set forth in Section 5.1.29 hereof (other than to the extent relating to a failure to comply, on a prospective basis only, with clause (xiii) of the definition of “Special Purpose Entity” in Section 1.1); and

(x) intentionally deleted.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan

Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against Borrower or any SPE Constituent Entity under the Bankruptcy Code in which Borrower, any SPE Constituent Entity or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Constituent Entity from any Person; (c) Borrower or any SPE Constituent Entity filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) Borrower or any SPE Constituent Entity consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Constituent Entity or any Individual Property (or portion thereof); (e) Borrower or any SPE Constituent Entity making an assignment for the benefit of creditors, or admitting in any legal proceeding, its insolvency or inability to pay its debts as they become due, unless such statements are compelled and required by law and otherwise true and correct; or (f) Borrower or any SPE Constituent Entity seeking substantive consolidation in connection with a proceeding under the Bankruptcy Code, or under federal, state or foreign insolvency law involving Borrower, any SPE Constituent Entity, or any respective Affiliate thereof; (ii) if Borrower encumbers any Individual Property (or causes any Individual Property to be encumbered) by any Lien (other than a Permitted Encumbrance) without Lender’s prior written consent; or (iii) if Borrower, any SPE Constituent Entity, Guarantor or any respective Affiliate fails to obtain Lender’s prior written consent to any Transfer in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof (provided, however, that a Transfer by reason of a foreclosure (or deed-in-lieu or assignment deed-in-lieu thereof) by Lender of the collateral for the Loan shall not be deemed a Transfer in violation of Section 5.2.10 hereof).

Section 9.3 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs under the Management Agreement, then, in the case of any of the foregoing, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager (other than Existing Manager or any Person that is under common Control with Existing Manager or Guarantor) pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then-prevailing market rates.

Section 9.4 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender, and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER

AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY

CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. (a) All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Wells Fargo Bank, National Association
Wells Fargo Center 1901 Harrison Street, 2nd Floor Oakland, California 94612 MAC A0227-020 Attention: Commercial Mortgage Servicing Facsimile No.: (1-866) 359-5952

with a copy to	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq. Facsimile No. (704) 348-5200

If to Borrower, to

each Borrower at:

c/o Blackstone Real Estate Advisors VI L.P.,

345 Park Avenue

New York, NY 10154

Attention: A.J. Agarwal

Facsimile No.: (212) 583-5725

c/o Centro Properties Group

420 Lexington Avenue

New York, New York 10170

Attention: Steven F. Siegel

Facsimile No.: (212) 869-9585

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Erik Quarfordt, Esq. Facsimile No.: (212) 455-2502

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

(b) The Borrowers hereby appoint BRE Retail NP Owner 1 LLC (the “Representative Borrower” to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL

NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower required under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, any fees incurred by a Servicer that is a master servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or the Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, any of its Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

Section 10.18 Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Subject to Section 9.1.2, Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Individual Property; (ii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Holliday Fenoglio Fowler, L.P. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term “Collective Group”) has been defined to collectively include each Borrower (and in the case of the Collective Group, defined to collectively include each Borrower and each SPE Constituent Entity). It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any Borrower (or, where applicable, with respect to any single member of the Collective Group) shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower and that every Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every

Borrower (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable).

Section 10.24 Register. The initial Lender or Servicer (or in the case of participants, the applicable Lender), as non-fiduciary agent of Borrower, shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. The initial Lender or Servicer (or in the case of participants, the applicable Lender) as a non-fiduciary agent of Borrower, shall approve transfers of interests in the Loan (including assignments and participations) and will update the Register to reflect the transfer. Notwithstanding anything in this Agreement to the contrary, the entries in the Register shall be conclusive, and the Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer is effective until the transferee is reflected as such on the Register pursuant to this Section 10.24. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 10.24, this Section 10.24 shall be construed in accordance with that intent.

Section 10.25 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, to the extent Lender or any Person who Controls Lender is a “venture capital operating company” within the meaning of 29 C.F.R. Section 2510.3-101, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at mutually agreeable times, and not more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties and is otherwise reasonably acceptable to Lender regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances and provided further that neither the Borrower nor its designated representative shall be under any obligation to follow or implement any advice or recommendations of the Lender. The rights of the Lender provided in this Agreement are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of the Borrower’s business or operations; and

(b) the right, in accordance with the terms of Section 5.1.11(a) of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender. The Lender and each such Person agrees to hold in confidence any confidential information provided to or learned by the Lender or the Person or its designated representative in connection with the rights under this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.25, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.26 Intentionally Deleted.

Section 10.27 Use of Borrower Provided Information. Lender agrees to (i) use all Provided Information solely for purposes of its ownership of its interest in the Loan and shall not use such information obtained in its capacity as lender in a manner to compete with Borrower in the business of the ownership and operation of retail properties similar to the Properties and (ii) keep confidential all Provided Information that is designated by Borrower or Borrower’s Affiliates as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.27, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28 Borrower Affiliate Lender. Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning any direct or indirect interest in the Loan (including any Securities) or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower, provided, however, that the Lender Documents may include customary and reasonable restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under, any participations, B-notes or controlling class of securities. The foregoing shall in no way permit Borrower to review or otherwise approve the Lender Documents.

Section 10.29 TRS Transfer. At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred to (i) Existing TRS Borrower or (ii) a newly formed, wholly-owned subsidiary (a “New TRS Borrower”) provided that the following conditions are satisfied:

(a) No Event of Default shall have occurred and be continuing;

(b) If the transfer is to a New TRS Borrower, the New TRS Borrower shall have organizational documents substantially the same as the organizational documents of the Existing TRS Borrower (or in such other form reasonably approved by Lender) and Borrower and New TRS Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.2.10 hereof;

(c) The Existing TRS Borrower and the New TRS Borrower, as applicable, shall execute and deliver such documents reasonably requested by Lender to evidence that the New TRS Borrower or the Existing TRS Borrower, as applicable, shall be bound to the Loan Documents as a Borrower thereunder;

(d) If the transfer is to a New TRS Borrower, the Borrower shall deliver to Lender an Additional Insolvency Opinion from Borrower’s counsel with respect to the New TRS; and

(e) Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section (including, without limitation, reasonable attorneys’ fee and expenses).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BRE RETAIL NP OWNER 1 LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP LEXINGTON ROAD PLAZA OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP SHOPPES AT HICKORY HOLLOW OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

(Signatures continue on following page)

Loan Agreement

BRE RETAIL NP KIMBALL CROSSING OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP MEMPHIS COMMONS OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP BRENHAM FOUR CORNERS OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP FESTIVAL CENTRE OWNER LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

(Signatures continue on following page.)

Loan Agreement

HK NEW PLAN HUNT RIVER COMMONS, LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

BRE RETAIL NP TRS LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President

(Signatures continue on following page.)

Loan Agreement

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ John G. Nicol
	Name:	John G. Nicol
	Title:	Director

Loan Agreement

EXHIBIT A

BORROWER

1.	BRE Retail NP Owner 1 LLC

2.	BRE Retail NP Lexington Road Plaza Owner LLC

3.	BRE Retail NP Shoppes at Hickory Hollow Owner LLC

4.	BRE Retail NP Kimball Crossing Owner LLC

5.	BRE Retail NP Memphis Commons Owner LLC

6.	BRE Retail NP Brenham Four Corners Owner LLC

7.	BRE Retail NP Festival Centre Owner LLC

8.	HK New Plan Hunt River Commons, LLC

9.	BRE Retail NP TRS LLC

EXHIBIT B

(FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT)

(See attached)

EXH. B-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, (Lender)

- and -

[                    ]

(Tenant)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Dated: as of [ ], 2011

Location: [ ]

Section: Block: Lot: County:

PREPARED BY AND UPON RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq.

EXH. B-2

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 2011 by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), and [            ], a [            ], having an address at              (“Tenant”).

RECITALS:

(A) Lender has made (or will make) a loan (the “Loan”) to Landlord (defined below), which Loan is given pursuant to the terms and conditions of certain loan documents between Lender and Landlord (collectively, including, without limitation, the Mortgage (defined below), the “Loan Documents”). The Loan is secured by a certain mortgage, deed of trust or deed to secure debt, as applicable, given by Landlord for the benefit of Lender (the “Mortgage”), which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”);

(B) Tenant occupies a portion of the Property under and pursuant to the provisions of a certain lease dated [            ], [            ] between [            ], as landlord (“Landlord”), and Tenant, as tenant (the “Lease”); and

(C) Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage and the other Loan Documents including without limitation all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage and the other Loan Documents had been executed, delivered and (in the case of the Mortgage) recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding shall be made subject to all rights of Tenant under the Lease except as set forth in Section 3 below, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the

EXH. B-3

Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.

3. Attornment. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby (at the option of the transferee of the Property (the “Transferee”) if the conditions set forth in Section 2 above have not been met at the time of such transfer) but shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Transferee shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease with the same force and effect as if Transferee were the lessor under the Lease; provided, however, that Transferee shall not be: (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (i) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.

EXH. B-4

4. Notice to Tenant. After notice is given to Tenant by Lender to the effect that an event of default on the part of the Landlord is continuing under the Loan Documents and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof unless pursuant to the exercise by Tenant of a termination right expressly provided in the Lease (any such right, a “Termination Right”) (or enter into any agreement to do the foregoing), or (b) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such termination, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender. Tenant shall not, without obtaining the prior written consent of the Lender, prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs).

6. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within thirty (30) days after receipt of such notice to cure such default, or if such default cannot be cured within thirty (30) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	[ ]
[ ]
Attention: [ ]
Facsimile No. [ ]

EXH. B-5

With a copy to:	[ ]
[ ]
Attention: [ ]
Facsimile No. [ ]

If to Lender:	Wells Fargo Bank, National Association
40 West 57th Street, 21st Floor
New York, New York 10019
Attention: Jon Martin
Facsimile No. [ ]

With a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: James P. Carroll, Esq.
Facsimile No. (704) 348-5200

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

8. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant and their respective successors and assigns.

9. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

EXH. B-6

13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15. Transfer of Loan. Lender may sell, transfer and deliver the note evidencing the Loan and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”). In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

16. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

17. Limitations on Lender’s Liability. Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Documents. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.

[Signatures appear on the following page]

EXH. B-7

IN WITNESS WHEREOF, Lender and Tenant have duly executed tis Agreement as of the date first above written.

LENDER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking Association

By:
Name:
Title:

EXH. B-8

TENANT:

a

By:
Name:
Title:

The undersigned accepts and agrees to
the provisions of Section 4 hereof:

LANDLORD:

, a

By:
Name:
Title:

EXH. B-9

ACKNOWLEDGMENTS

[INSERT STATE-SPECIFIC ACKNOWLEDGMENT]

EXH. B-10

EXHIBIT A (TO SNDA)

LEGAL DESCRIPTION

EXH. B-11